UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC ARTS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Electronic Arts Inc. Notice of 2016 Annual Meeting of Stockholders

DATE:	July 28, 2016

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065

* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item	Board of Directors Recommendation
1. The election of ten members of the Board of Directors to hold office for a one-year term.	FOR ALL
2. Approve amendments to our Executive Bonus Plan.	FOR
3. Approve amendments to our 2000 Equity Incentive Plan.	FOR
4. Approve an amendment to our 2000 Employee Stock Purchase Plan.	FOR
5. Advisory vote on the compensation of the named executive officers.	FOR
6. Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2017.	FOR
7. Any other matters that may properly come before the meeting.

Any action on the items of business described above may be considered at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholders of record as of the close of business on June 6, 2016 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A live audio webcast of the Annual Meeting will also be made available at http://investor.ea.com.

Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote on the Internet, in person, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 5 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2016, is available at http://investor.ea.com.

By Order of the Board of Directors,

Jacob J. Schatz
Senior Vice President, General Counsel and Corporate Secretary

i

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate,” “believe,” “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements. Risks and uncertainties that may affect our future results include, but are not limited to, those discussed under the heading “Risk Factors,” in our Annual Report.

2016 PROXY STATEMENT SUMMARY AND HIGHLIGHTS

This summary highlights certain information contained in this Proxy Statement. It does not contain all the information found in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 10, 2016 along with the Electronic Arts Inc. Notice of 2016 Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA,” “we,” “our” or “the Company” refer to Electronic Arts Inc.

FINANCIAL AND OPERATING HIGHLIGHTS

Fiscal 2016 was a very good year for EA. Our core strategies delivered award-winning games and services to our players and deep player engagement. This, together with strong execution, generated strong financial results for the Company.

We were the number one publisher on PlayStation® 4 and Xbox One consoles and the number four publisher on mobile in the Western World for calendar year 2015 based on available sources and EA estimates. We accomplished these results while controlling operating expenses through disciplined cost management. Our financial results reflect these accomplishments, as we exceeded our net revenue and earnings per share guidance for fiscal 2016, drove higher gross margins, increased our cash provided by operations and invested in new products and services for the future. As part of our commitment to return value to our stockholders, we authorized a new $500 million share repurchase program in February 2016 and completed this program in March 2016. This program was incremental to the two-year $1 billion dollar program authorized in May 2015.

GAAP Financial and Operating Highlights

•	We generated $4.40 billion in net revenue and delivered $3.50 in diluted earnings per share.

•	Our digital net revenue increased to $2.41 billion in fiscal 2016 and represented 55% of our total net revenue for fiscal 2016.

•	We delivered net income of $1.16 billion and operating cash flow of $1.22 billion.

•	Operating profit margins were 20.4%.

•	Mobile net revenue was $548 million.

•	Madden NFL 16 was the #1 sports title in the U.S. for calendar year 2015.

•	We repurchased 15.7 million shares in fiscal 2016 for $1.0 billion.

•	Star Wars: Battlefront sold in over 14 million copies in fiscal 2016.

EXECUTIVE COMPENSATION HIGHLIGHTS

The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to promote a pay-for-performance approach to executive compensation:

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry that is highly competitive for executive talent; and

Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Program Design and Best Practices

Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders. Some of the executive compensation “best practices” we employ include:

What We Do	What We Don’t Do
☑ Incorporate both time-based and performance-based RSUs	☒ Have a “single-trigger” change in control plan
☑ Eliminated stock options from our equity mix in fiscal 2016 after stockholder feedback	☒ Provide excise tax gross-up upon a change of control
☑ Require our executives and directors to satisfy stock ownership guidelines	☒ Have executive employment contracts (other than required by local jurisdictions)
☑ Prohibit all employees and directors from engaging in hedging transactions in EA stock and prohibit directors and executives from pledging EA stock	☒ Repriceoptions without stockholder approval
☑ Conduct annual “say on pay” advisory votes
☑ Regularlysolicit feedback from our largest stockholders on our executive compensation programs
☑ Recoverequity compensation for misconduct in the event of a financial restatement
☑ Alignperformance-based equity vesting with stockholder interests
☑ Provide substantial portion of total compensation to executive officers as performance-based

BOARD NOMINEES

The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independence	Committee Memberships
Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Jeffrey T. Huber	Chief Executive Officer, GRAIL, Inc.	2009	X	A
Vivek Paul	Private Investor	2005	X	NG
Lawrence F. Probst III (Chairman)	Chairman, United States Olympic Committee	1991
Talbott Roche	President and Chief Executive Officer, Blackhawk Network Holdings, Inc.	2016	X	C
Richard A. Simonson	Executive Vice President, Chief Financial Officer, Sabre Corporation	2006	X	A (chair)
Luis A. Ubiñas (Lead Director*)	Former President, Ford Foundation	2010	X	NG (chair)
Denise F. Warren	Former executive at Tribune Publishing Company and New York Times	2013	X	A
Andrew Wilson	Chief Executive Officer, Electronic Arts Inc.	2013

*	Elected by independent directors

NG: Nominating and Governance Committee

C: Compensation Committee

A: Audit Committee

BOARD COMPOSITION

CORPORATE GOVERNANCE HIGHLIGHTS & REPORT

Board Independence		Board Operations
Independent Director Nominees	8 of 10	Number of directors that attended 100% of board and standing committee meetings in fiscal 2016; number of directors that attended at least 86% of all meetings	7 of 9* 9 of 9*
Independent Lead Director	Luis A. Ubiñas	Board Evaluations	Annual
Independent Board Committees	All	Committee Evaluations	Annual
Conflict of Interest Policy	Yes	Director stock ownership requirement	Yes, 5x retainer

Director Elections		Stockholder Rights
Frequency of board elections	Annual	Voting rights for all shares	One-share, one-vote
Voting standard for uncontested elections	Majority of votes cast	Poison Pill	No
Stockholder proxy access	Adopted May 2016	Supermajority Voting Provisions	None

*	Talbott Roche was appointed to the Board of Directors in June 2016, and is not included for purposes of fiscal 2016 director attendance.

Adoption of Proxy Access: In May 2016, our Board of Directors adopted a proxy access bylaw that permits stockholders owning three percent or more of our outstanding shares of common stock for a period of at least three years to include in our proxy statement nominees for election equal to the greater of two directors or twenty percent of our Board of Directors, so long as the nominating stockholder(s) and the nominee satisfy the requirements specified in our Amended and Restated Bylaws. The number of stockholders who may aggregate their shares to meet the three percent ownership threshold is limited to twenty.

Prior to adopting proxy access, Company management and our Board of Directors closely monitored proxy access developments and engaged with stockholders representing over 43% of our outstanding shares. After considering feedback from our stockholder engagement, as well as the non-binding stockholder proposal that passed at our 2015 Annual Meeting and our review of market developments, our Board of Directors adopted proxy access that best serves the interest of the Company and our stockholders.

A substantial majority of our stockholders favored provisions that differed from the specific terms of the non-binding stockholder proposal that passed at our 2015 Annual Meeting, such as limiting the number of stockholders that are able to aggregate their shares in order to meet the three percent ownership requirement and fixing the number of allowable proxy access nominees at the greater of two directors or twenty percent of our Board of Directors. Stockholders will be able to propose proxy access nominees beginning with our 2017 Annual Meeting.

COMMONLY ASKED QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Thursday, July 28, 2016 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on the proposals that will be considered at the Annual Meeting, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice or you may also contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

How can I get electronic access to the proxy materials?

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

Can I vote my shares by filling out and returning the Notice?

No. However, the Notice provides instructions on how to vote on the Internet, by phone, by mail by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Who can vote at the Annual Meeting?

Stockholders who owned common stock as of the close of business on June 6, 2016 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 301,383,330 shares of common stock outstanding on the record date.

What am I voting on?

We are asking you to:

•

Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Vivek Paul, Lawrence F. Probst III, Talbott Roche, Richard A. Simonson, Luis A. Ubiñas, Denise F. Warren and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);

•

Approve amendments to our Executive Bonus Plan (the “Executive Bonus Plan”) to increase participants’ bonus target cap to 200% of base salary and increase the maximum annual bonus payment that participants can receive to 300% of bonus target and an approval related to the Company’s ability to deduct equity-based compensation for income tax purposes (Proposal 2);

•

Approve amendments to the Company’s 2000 Equity Incentive Plan (the “EIP”) to increase the number of shares of common stock authorized under the EIP by 12,900,000 shares, add an upper limit of $1,200,000 (in aggregate from grants of annual awards and shares-in-lieu of cash compensation) that may be granted in any fiscal year to a non-employee director and approvals related to the Company’s ability to deduct equity-based compensation for income tax purposes (Proposal 3);

•	Approve an amendment to the 2000 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for issuance under the ESPP by 3,000,000 shares (Proposal 4);

•	Cast an advisory vote on the compensation of the Company’s named executive officers (Proposal 5); and

•	Ratify the appointment of KPMG LLP as the Company’s independent public registered accounting firm for the fiscal year ending March 31, 2017 (Proposal 6).

How do I vote my shares if I won’t be able to attend the Annual Meeting in person?

You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials). By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Financial Officer), and Jacob Schatz (the Company’s General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the Annual Meeting, or any adjournment thereof, as you have instructed. If a proposal comes up for a vote at the Annual Meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares according to their best judgment. Even if you currently plan to attend the Annual Meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

•

On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice, or you may vote by telephone by following the instructions provided on your proxy card or voting instruction card.

•

By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

What does it mean if I receive more than one Notice or proxy card?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote by telephone or on the Internet, to ensure that all your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding in accordance with SEC rules unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What if I change my mind after I give my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);

•	Signing and returning another proxy with a later date;

•	Voting by telephone or on the Internet at any time prior to 11:59 p.m. Eastern Time on July 27, 2016 (your latest vote is counted); or

•	Voting in person at the Annual Meeting.

Your proxy will not be revoked if you attend the Annual Meeting but do not vote.

How many shares must be present to hold the Annual Meeting?

To hold the Annual Meeting and conduct business, a majority of EA’s outstanding voting shares as of June 6, 2016 must be present or represented by proxies at the Annual Meeting. On June 6, 2016, a total of 301,383,330 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote. Shares representing a majority, or at least 150,691,666 shares, of these votes must be present in person or by proxy. This is called a quorum.

Shares are counted as present at the Annual Meeting if:

•	They are entitled to vote at the Annual Meeting and are present at the Annual Meeting in person, or

•	The stockholder has voted on the Internet, by telephone or a properly submitted proxy card.

Who will count the votes?

A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

How are votes counted?

You may vote “for,” “against” or “abstain” with respect to each of the nominees for election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered as present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of any matter being voted on at the Annual Meeting. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?

If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2017. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

How many votes must the nominees receive to be elected as directors?

In an uncontested election, our Amended and Restated Bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the Annual Meeting, the 2016 election will be uncontested.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

Shares represented by your proxy will be voted by EA’s management “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

What happens if one or more of the nominees is unable to serve or for good cause will not serve?

If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen, and Mr. Schatz, or any of them, shall have the discretion to vote your shares for a substitute nominee. They cannot vote for more than ten nominees.

How many votes are required to approve each of the other proposals?

The amendments to the Executive Bonus Plan, the EIP, and the ESPP, the advisory vote on the compensation of the named executive officers, and the ratification of KPMG LLP must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. As an advisory vote, the proposal on the compensation of the named executive officers is non-binding. Although this vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of this vote, along with other relevant factors, in evaluating the compensation program for our named executive officers.

Shares represented by your proxy will be voted by EA’s management in accordance with the Board of Directors’s recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

What is the deadline to propose matters for consideration at the 2017 Annual Meeting of stockholders?

Proposals to be considered for inclusion in our proxy materials: No later than February 10, 2017. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other proposals to be brought at our 2017 Annual Meeting: No earlier than March 30, 2017 and no later than April 29, 2017. The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s Amended and Restated Bylaws.

What is the deadline to nominate individuals for election as directors at the 2017 Annual Meeting of stockholders?

Director nominations for consideration by our Nominating and Governance Committee: No later than February 10, 2017.

Director nominations for inclusion in our proxy materials (proxy access nominees): No earlier than February 28, 2017 and no later than March 30, 2017. The nomination must include certain information concerning the stockholder or stockholder group and the nominee, as specified in Section 1.6 of the Company’s Amended and Restated Bylaws.

Director brought pursuant to our advance notice bylaws: No earlier than March 30, 2017 and no later than April 29, 2017. The nomination must include certain information concerning the stockholder and the nominee, as specified in Section 1.5 of the Company’s Amended and Restated Bylaws.

Where should I send proposals and director nominations for the 2017 Annual Meeting of stockholders?

Stockholder proposals and director nominations should be sent in writing to Jacob Schatz, Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

How can I obtain a copy of the Company’s Amended and Restated Bylaws?

Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K/A we filed with the SEC on May 27, 2016, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at the address above.

How can I listen to the live audio webcast of the Annual Meeting?

You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://investor.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the Annual Meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-0406 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Who will pay for this proxy solicitation?

We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of common stock.

How is the Company’s fiscal year calculated?

The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2016 contained 53 weeks and ended on April 2, 2016. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2017,” “fiscal 2016,” “fiscal 2015,” and “fiscal 2014” refer to our fiscal years ending or ended (as the case may be) on March 31, 2017, 2016, 2015 and 2014, respectively.

Who can I call with any questions about my shares?

If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or (651) 450-4064 for international callers or visit their website at www.wellsfargo.com/shareownerservices.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Each of the following directors has been nominated for election or re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness.

Leonard S. Coleman

Director since 2001

Mr. Coleman, age 67, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999. Mr. Coleman also serves on the Board of Directors of Aramark, Avis Budget Group, Inc. and Omnicom Group Inc. and has served as a director of Churchill Downs Incorporated and H.J. Heinz Company during the past five years.

Mr. Coleman brings a wealth of public sector, international and sports industry experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Coleman is qualified to serve as a director.

Jay C. Hoag

Director since 2011

Mr. Hoag, age 58, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Mr. Hoag serves on the Board of Directors of Netflix, Inc., TechTarget, Inc., Zillow Group, Inc. and several private companies. Mr. Hoag also serves on the Board of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, corporate governance, talent selection and management. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Hoag is qualified to serve as a director.

Jeffrey T. Huber

Director since 2009

Mr. Huber, age 48, was named Chief Executive Officer of GRAIL, Inc. in February 2016. Previously, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.), where he worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Mr. Huber has served on the Board of Directors of Illumina, Inc. during the past five years. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University.

Mr. Huber has extensive operational and management experience at companies that apply rapidly-changing technology, including relevant background and experience at consumer online companies and with large-scale online infrastructure and technology. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Huber is qualified to serve as a director.

Vivek Paul

Director since 2005

Mr. Paul, age 57, is a private investor. He founded KineticGlue, an enterprise social media company, in 2008, and the company was sold in 2013. From 2005 to 2008, Mr. Paul was a Partner at TPG (formerly Texas Pacific Group), a private equity investment firm. From 1999 to 2005, Mr. Paul served as Vice Chairman of the Board of

Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst. Mr. Paul serves as a Consulting Professor at Stanford University.

Mr. Paul brings to the Board of Directors his past experience as chief executive officer/general manager of large organizations, as an investor and as an entrepreneur. He has extensive international business knowledge, expertise in organizational leadership, technology, entrepreneurial thinking, as well as financial evaluation of business plans, and risk scenarios. Several of his team members at prior companies have gone on to become public company CEOs, and Mr. Paul brings valuable mentoring skills. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Paul is qualified to serve as a director.

Lawrence F. Probst III

Director since 1991, Chairman since 1994

Mr. Probst, age 66, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to September 2008, as well as from March 2013 until December 2014, serving as our Chief Executive Officer from May 1991 until April 2007 and as President from 1991 until 1998. Mr. Probst again served as our interim Chief Executive Officer from March 2013 until September 2013 and was our Executive Chairman from March 2013 until December 2014. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee and is a member of the International Olympic Committee. Mr. Probst is also a director of Blackhawk Network Holdings, Inc. Mr. Probst holds a B.S. degree from the University of Delaware.

Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for over 20 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Probst is qualified to serve as a director.

Talbott Roche

Director since June 2016

Ms. Roche, age 49, has served as Chief Executive Officer and a member of the board of directors of Blackhawk Network Holdings, Inc., a prepaid and payments company, since February 2016, and President since November 2010. Ms. Roche has held several positions at Blackhawk Network Holdings since joining in 2001, including Senior Vice President, Marketing, Product and Business Development and Assistant Vice President. Prior to joining Blackhawk Network Holdings, Ms. Roche served as a Branding Consultant and Director of New Business Development for Landor Associates, a marketing consulting firm, and held executive positions at News Corporation, a media and marketing services company. Ms. Roche has previously served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association. Ms. Roche holds a B.A. in economics from Stanford University.

Ms. Roche brings to the Board of Directors her operational and management experience within a global organization. In addition, Ms. Roche’s understanding and experience with digital commerce, marketing and consumer trends provides the Board of Directors with valuable perspective. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Roche is qualified to serve as a director.

Richard A. Simonson

Director since 2006

Mr. Simonson, age 57, has served as Executive Vice President and Chief Financial Officer of Sabre Corporation since March 2013. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President & Head of Customer Finance. Mr. Simonson is also a director of Silver Spring Networks, Inc. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. Simonson has extensive financial expertise, corporate governance and risk management experience. He also has extensive experience with the strategic and operational challenges of leading a global company. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Simonson is qualified to serve as a director.

Luis A. Ubiñas

Director since 2010, Lead Director since 2015

Mr. Ubiñas, age 53, served as President of the Ford Foundation from January 2008 to September 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas also serves on the boards of several non-profit organizations, and has served as a director of Valassis Communications, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

Mr. Ubiñas has extensive experience in business management and operations from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Director at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by mobile and other digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Ubiñas is qualified to serve as a director.

Denise F. Warren

Director since 2013

Ms. Warren, age 52, served as President of Digital, CEO of East Coast Publishing and Executive Vice President of the Tribune Publishing Company from June 2015 to February 2016. Prior to joining the Tribune Publishing Company, Ms. Warren served in a number of executive positions at The New York Times Company from June 2005 through October 2014, including Executive Vice President of Digital Products and Services from March 2013 until October 2014, General Manager of NYTimes.com from December 2008 to March 2013, and as Chief Advertising Officer of The New York Times from June 2005 until March 2013. Ms. Warren holds a B.S. and management degree from Tulane University and an M.B.A. degree in communications and media management from Fordham University.

Ms. Warren has extensive experience in the media, technology and advertising sectors, including overseeing the growth and development of digital products and services to a wide consumer base. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Warren is qualified to serve as a director.

Andrew Wilson

Director since 2013

Mr. Wilson, age 41, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in May 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013 and Senior Vice President, EA SPORTS from March 2010 to August 2011. Mr. Wilson also serves as a director of the World Surf League.

Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013 and has been employed by EA in several roles since May 2000. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Wilson is qualified to serve as a director.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of Mr. Coleman, Mr. Hoag, Mr. Huber, Mr. Paul, Ms. Roche, Mr. Simonson, Mr. Ubiñas and Ms. Warren qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules. Mr. Probst, who served as our Executive Chairman through December 31, 2014, and Mr. Wilson, our CEO, do not qualify as independent.

In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy standards established by the SEC and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.

BOARD OF DIRECTORS, BOARD MEETINGS, AND COMMITTEES

In fiscal 2016, the Board of Directors met six times and also acted by written consent. At regularly scheduled meetings, the independent members of the Board of Directors meet in executive session separately without management present.

Board of Directors Leadership Structure

Mr. Wilson serves as our CEO and Mr. Probst serves as our Chairman. In addition, Mr. Ubiñas, our Lead Director, was elected by the independent directors and is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Mr. Ubiñas also may call meetings of the independent directors. Mr. Ubiñas is serving a two-year term as Lead Director, ending with our 2017 Annual Meeting of stockholders, subject to his re-election to the Board of Directors at the Annual Meeting.

The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as the Chairman and Mr. Ubiñas serving as Lead Director is the most appropriate leadership structure for the Company at this time. Given his over 30 years of experience with the Company, more than 15 of which he served as CEO, Mr. Probst has invaluable knowledge regarding the Company and interactive entertainment industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. As Mr. Probst does not qualify as an independent director, the Company feels that it is beneficial for the effective functioning of the Board of Directors to have an independent Lead Director undertake the duties identified above.

Board Committees

The Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board of Directors. These charters are available in the Investor Relations section of our website at http://investor.ea.com.

In accordance with the committee charters, and with current regulatory requirements, all members of these committees are independent directors. During fiscal 2016, all nine of our directors standing for re-election attended or participated in 86% or more of the aggregate of (1) the number of meetings of the Board or Directors and (2) the number of meetings held by each committee on which such director was a member. Talbott Roche was appointed to the Board of Directors in June 2016 and is not included in the calculations of our directors’ fiscal 2016 attendance. The members of the committees are shown below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber and Denise F. Warren
Nominating and Governance Committee:	Luis A. Ubiñas (Chair), Leonard S. Coleman and Vivek Paul (from February 3, 2016)
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman, Vivek Paul (until February 3, 2016) and Talbott Roche (from June 6, 2016)

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee is also responsible for additional matters, including establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met eight times in fiscal 2016. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and committee memberships. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO and for reviewing and ensuring the quality of the Company’s succession plans, including with respect to CEO succession. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company. The Nominating and Governance Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NSADAQ Stock Market Rules. The Nominating and Governance Committee met six times in fiscal 2016.

Compensation Committee

The Compensation Committee is responsible for setting the overall compensation strategy for the Company, recommending the compensation of the CEO to the Board of Directors, determining the compensation of our other executive officers, and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors. The Compensation Committee is currently comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2016, the Compensation Committee met five times and also acted by written consent.

The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2016, the Compensation Committee engaged and directly retained Compensia, Inc., a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia performed no other services for the Company and its management team during fiscal 2016. The Compensation Committee has reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2016, no member of the Compensation Committee was an employee or current or former officer of EA. No EA officer serves or has served since the beginning of fiscal 2016 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board of Directors and Compensation Committee is an employee or officer.

CONSIDERATION OF DIRECTOR NOMINEES

In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s values;

•	Practical wisdom and mature judgment;

•	Significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.

While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.

The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under similar criteria, except that it also may consider as one of the factors in its evaluation the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock.

GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Global Code of Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines which, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at http://investor.ea.com. We post amendments to or waivers from our Global Code of Conduct in the Investor Relations section of our website. Copies of our committee charters and Global Code of Conduct are available without charge by contacting our Investor Relations department at (650)  628-0406.

OVERSIGHT OF RISK ISSUES

Our Board of Directors as a whole has responsibility for overseeing our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team that are designed to provide visibility about the identification and assessment of key risks and our risk mitigation strategies. Business risks are reviewed by the full Board of Directors. Risks related to investments, financial reporting, internal controls and procedures, and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Nominating and Governance Committee reviews risks related to director and CEO succession. Compensation-related risks are reviewed by the

Compensation Committee with members of management responsible for structuring the Company’s compensation programs. Each of the committees regularly report to the full Board of Directors on matters relating to the specific areas of risk that each committee oversees.

As part of their risk oversight efforts, the Compensation Committee evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.

In making that determination, the Compensation Committee considered the design, size, and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, cash and equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and the Compensation Committee’s consultant, Compensia. The Compensation Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, the Compensation Committee considered risks associated with the retention of employees given the Company’s stock price performance over the last several years and the structure and vesting schedules of equity awards previously granted to employees.

The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve or ratify and, if necessary, disclose “related-person transactions,” as defined in Section 404 of Regulation S-K, involving EA or its subsidiaries and related persons. Under this policy, a related person is a director, officer, nominee for director, greater than 5% stockholder or entity in which any of the foregoing persons is either employed in certain positions, or owns more than a 10% interest, or an immediate family member of any of the foregoing, in each case as of the last completed fiscal year. We review any transaction or series of transactions in which EA or any subsidiary is a participant, the amount of which exceeds $120,000 and in which any related person has a direct or indirect interest, as well as any transaction for which EA’s Global Code of Conduct or Conflict of Interest Policy would require approval of the Board of Directors.

Once a related person transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) are responsible for reviewing the transaction at the next scheduled meeting of such committee. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a related person transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and related person transactions are only approved if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Scott Probst

Scott Probst, the son of our Chairman, has been employed by the Company since 2003. Mr. Probst serves as General Manager and Executive Producer of Visceral Studio. The aggregate value of his total compensation in fiscal 2016, including base salary, bonus award, and grant-date value of equity awards, was an amount consistent with total compensation provided to other EA employees in similar positions and less than $600,000. The Compensation Committee reviews the compensation decisions involving Scott Probst in accordance with our Related Person Transactions Policy.

Other Relationships

We enter into commercial dealings with Google Inc., including arrangements to provide Android applications on the Google Play platform and to utilize a variety of Google’s advertising and analytics services. Mr. Huber, one of our directors, worked as Senior Vice President at Google and, from October 2015, at Alphabet, Google’s newly formed parent company, working on projects in the Google X division. While Mr. Huber was employed by Google/Alphabet, he had no involvement in Google’s commercial dealings with EA and had no material direct or indirect interest in these transactions. Therefore, we do not consider these dealings to be “related person transactions.” In February 2016, Mr. Huber left Google/Alphabet and began serving as the Chief Executive Officer of GRAIL, Inc.

We also enter into commercial dealings with Blackhawk Network Holdings, Inc. whereby Blackhawk Network Holdings offers EA-branded gift cards. Ms. Roche, one of our directors, is the Chief Executive Officer of Blackhawk Network Holdings. The amounts involved in the transactions between the Company and Blackhawk Network Holdings did not exceed $100,000 during fiscal 2016 and Ms. Roche had no material direct or indirect interest in these transactions. Therefore we do not consider these dealings to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Blackhawk Network Holdings in reaching its determination that Ms. Roche is an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We have adopted procedures to assist EA’s directors and officers in complying with the requirements of Section 16(a) of the Exchange Act, which include assisting officers and directors in preparing forms for filing. To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that all Section  16(a) filing requirements applicable to our officers and directors were timely met during fiscal 2016.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our directors are expected to make every effort to attend the Annual Meeting. All nine directors who were elected at the 2015 Annual Meeting of stockholders attended the meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are not of a commercial or frivolous nature or otherwise inappropriate for their consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.

ADOPTION OF PROXY ACCESS

In May 2016, our Board of Directors adopted a proxy access bylaw that permits stockholders owning three percent or more of our outstanding shares of common stock for a period of at least three years to include in our proxy statement nominees for election equal to the greater of two directors or twenty percent of our Board of Directors, so long as the nominating stockholder(s) and the nominee satisfy the requirements specified in our Amended and Restated Bylaws. The number of stockholders who may aggregate their shares to meet the three percent ownership threshold is limited to twenty.

Prior to adopting proxy access, Company management and our Board of Directors closely monitored proxy access developments and engaged with stockholders representing over 43% of our outstanding shares. After considering feedback from our stockholder engagement, as well as the non-binding stockholder proposal that passed at our 2015 Annual Meeting and our review of market developments, our Board of Directors adopted proxy access that best serves the interest of the Company and our stockholders.

A substantial majority of our stockholders favored provisions that differed from the specific terms of the non-binding stockholder proposal that passed at our 2015 Annual Meeting, such as limiting the number of stockholders that are able to aggregate their shares in order to meet the three percent ownership requirement and fixing the number of allowable proxy access nominees at the greater of 2 directors or twenty percent of our Board of Directors. Stockholders will be able to propose proxy access nominees beginning with our 2017 Annual Meeting.

OTHER BUSINESS

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the Annual Meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that EA specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2014. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. In fiscal 2016, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber and Denise F. Warren. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.

The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (the “independent auditors”), is responsible for performing an independent audit of the Company’s (i) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (ii) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon.

The function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to the integrity of EA’s accounting policies, internal control and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; reviews and evaluates the performance of EA’s internal audit function; reviews and evaluates the performance of EA’s independent auditors; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is responsible for the selection of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with Company management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently-completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 58 of this Proxy Statement under the heading “Proposal 6: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2016 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2017.

AUDIT COMMITTEE

Richard A. Simonson (Chairman)

Jeffrey T. Huber

Denise F. Warren

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Our non-employee directors are paid a mix of cash and equity compensation for their service as directors.

Cash Compensation

The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2016. For more information regarding the specific compensation received by each non-employee director during fiscal 2016, see the “Fiscal 2016 Director Compensation Table” table below.

Compensation Component	Amount
Annual Retainer	$60,000
Service on the Audit Committee	$15,000
Chair of the Audit Committee	$15,000
Service on the Compensation Committee	$12,500
Chair of the Compensation Committee	$12,500
Service on the Nominating and Governance Committee	$10,000
Chair of the Nominating and Governance Committee	$10,000
Chairman of the Board of Directors	$50,000
Service as Lead Director	$25,000

In addition, during fiscal 2016 individual directors were eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in areas such as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2016.

Stock Compensation

In fiscal 2016, each of our non-employee directors who were re-elected at the 2015 Annual Meeting of stockholders were granted restricted stock units with time-based vesting (“RSUs”) with a grant date fair value of approximately $260,000. These RSUs will vest in their entirety on July 28, 2016.

Under the EIP, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. Mr. Hoag, Mr. Huber, Mr. Paul, Mr. Simonson and Ms. Warren received all or part of their cash compensation in the form of our common stock during fiscal 2016.

Other Benefits

Non-employee directors who are not employed with any other company are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a director with the option for the continuation of benefits upon the expiration of their Board of Directors term. Participating directors pay 100% of their own insurance premiums.

Stock Ownership Guidelines

Each non-employee director is required, within five years of becoming a director, to own a number of shares of EA common stock having a value of at least five years’ annual retainer for service on our Board of Directors.

Non-employee directors are permitted to include the value of vested, but deferred, RSUs toward their ownership requirement. As of March 31, 2016, each of our directors had either fulfilled their ownership requirements or had not yet reached five years of service. Mr. Hoag is currently eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures.

FISCAL 2016 DIRECTOR COMPENSATION TABLE

The following table shows compensation information for each of our non-employee directors during fiscal 2016. The compensation paid to Mr. Wilson is shown under “Fiscal 2016 Summary Compensation Table” found on page 38 of this Proxy Statement and the related explanatory tables. Mr. Wilson does not receive any compensation for his service as a member of our Board of Directors. Ms. Roche was appointed to the Board of Directors in June 2016 and thus did not receive any compensation during fiscal 2016 for her service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Leonard S. Coleman	$82,500	$259,967	—	$342,467
Jay C. Hoag	$85,000	$259,967	$8,500	$353,467
Jeffrey T. Huber	$75,000	$259,967	$7,500	$342,467
Vivek Paul	$72,500	$259,967	$1,813	$334,280
Lawrence F. Probst III	$110,000	$259,967	—	$369,967
Richard A. Simonson	$96,250	$259,967	$9,625	$365,842
Luis A. Ubiñas	$98,750	$259,967	—	$358,717
Denise F. Warren	$75,000	$259,967	$5,625	$340,592

(1)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2016 calculated based on a closing price of $72.82 for our common stock on the date of grant, August 14, 2015. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. Each of our non-employee directors held 3,570 unvested RSUs as of April 2, 2016 (the last day of fiscal 2016).

(2)

Non-employee directors may elect to receive all or part of their cash compensation in the form of common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The values represent the approved value of stock options for the premium shares-in-lieu received. The aggregate number of unexercised stock options held by our non-employee directors as of April 2, 2016 was as follows: Mr. Coleman, 8,400; Mr. Hoag, 11,872; Mr. Huber, 31,472; Mr. Probst, 92,961; Mr. Simonson, 11,872; Mr. Ubiñas, 11,872; and Ms. Warren, 11,872. Mr. Paul has no outstanding stock options. The following table presents information regarding the shares granted to each director during fiscal 2016 who elected to receive all or part of their cash compensation in the form of common stock:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2015	59.33	394	23,376
	8/3/2015	70.97	329	23,349
	11/2/2015	72.00	325	23,400
	2/1/2016	64.20	364	23,369

				93,494

Jeffrey T. Huber	5/1/2015	59.33	348	20,647
	8/3/2015	70.97	290	20,581
	11/2/2015	72.00	287	20,664
	2/1/2016	64.20	321	20,608

				82,500

Vivek Paul	5/1/2015	59.33	336	19,935

Richard A. Simonson	5/1/2015	59.33	533	31,623
	8/3/2015	70.97	349	24,769
	11/2/2015	72.00	344	24,768
	2/1/2016	64.20	385	24,717

				105,877

Denise F. Warren	8/3/2015	70.97	290	20,581
	11/2/2015	72.00	287	20,664
	2/1/2016	64.20	321	20,608

				61,853

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Our Compensation Discussion and Analysis (“CD&A”) describes and discusses the fiscal 2016 compensation paid to our named executive officers (“NEOs”), and is organized into six sections:

•	Executive Summary

•	Compensation Principles and Say on Pay Vote

•	The Process for Determining Our NEOs’ Compensation

•	Our NEOs’ Fiscal 2016 Compensation

•	Our Elements of Pay

•	Other Compensation Information

EXECUTIVE SUMMARY

Fiscal 2016 Summary of EA’s Business

Fiscal 2016 was a very good year for EA. Our core strategies delivered award-winning games and services to our players and deep player engagement. This, together with great execution, generated strong financial results for the Company.

We were the number one publisher on PlayStation® 4 and Xbox One consoles and the number four publisher on mobile in the Western World for calendar year 2015 based on available sources and EA estimates. We accomplished these results while controlling operating expenses through disciplined cost management. Our financial results reflect these accomplishments, as we exceeded our net revenue and earnings per share guidance for fiscal 2016, drove higher gross margins, increased our cash provided by operations and invested in new products and services for the future. As part of our commitment to return value to our stockholders, we authorized a new $500 million share repurchase program in February 2016 and completed this program in March 2016. This program was incremental to the two-year $1 billion dollar program authorized in May 2015.

GAAP Financial and Operating Highlights

•	We generated $4.40 billion in net revenue and delivered $3.50 in diluted earnings per share.

•	Our digital net revenue increased to $2.41 billion in fiscal 2016 and represented 55% of our total net revenue for fiscal 2016.

•	We delivered net income of $1.16 billion and operating cash flow of $1.22 billion, both records for a fiscal year.

•	Operating profit margins were 20.4%.

•	Mobile net revenue of $548 million was a record for a fiscal year.

•	Madden NFL 16 was the #1 sports title in the U.S. for calendar year 2015.

•	We repurchased 15.7 million shares in fiscal 2016 for $1.0 billion.

•	Star Wars: Battlefront sold in over 14 million copies in fiscal 2016.

The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2016 as we continue to structure our executive compensation program to align with pay-for-performance considerations. The Company’s executive compensation program is designed to reward our officers for the achievement of specific Company-wide financial objectives, as well as the creation of long-term stockholder value.

COMPENSATION PRINCIPLES AND SAY ON PAY VOTE

Compensation Principles — Promoting Pay-for-Performance

The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to promote a pay-for-performance approach to executive compensation:

•

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and

•

Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Fiscal 2016 Say On Pay Vote and Our Investor Outreach Program

In response to stockholder concerns with certain of our past executive compensation programs, in connection with the say on pay vote at our 2014 Annual Meeting we engaged with stockholders representing over 53% of our outstanding shares to solicit their perspective on our executive compensation programs. The Compensation Committee considered this input, along with a variety of other factors, and adopted changes to our executive compensation program in fiscal 2015, which were implemented in fiscal 2016. We eliminated stock options, which had comprised 25% of the equity awards in fiscal 2015, and proportionally increased the percentage of performance-based equity awards by 25% to 50% in lieu of the stock options. In addition, we added a cash flow metric to the financial objectives of our NEOs’ fiscal 2016 cash bonuses. Our stockholders responded well to those changes and we received a favorable 98% of votes cast for our annual say on pay advisory proposal at our 2015 Annual Meeting. EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices.

THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION

Role of the Board of Directors, Compensation Committee and Management

Our Board of Directors approves the target total direct compensation and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. Our Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from our CEO, our Chief Talent Officer, and Compensia.

Compensation decisions made by the Board of Directors and the Compensation Committee are based on several factors, including the Company’s financial performance, the financial and operating performance of each NEO’s business unit (if applicable), individual performance, market trends, and other factors unique to each individual. The impact of the Company’s financial performance and individual considerations in our fiscal 2016 compensation decisions are detailed in the section of this CD&A entitled “Our NEOs’ Fiscal 2016 Compensation.” The Compensation Committee and the Board of Directors also reference certain market-based considerations, such as peer group data, benchmarking and percentiles when making compensation decisions.

Selection and Use of Peer Group

To assess market compensation practices, each year the Compensation Committee selects a group of comparable companies (“peer group”) to use as a reference for compensation decisions. Our peer group is comprised of companies across related industries, with comparable revenue, market capitalization, geographic markets, financial performance and expected growth rates. In the third quarter of fiscal 2015 (November 2014), the Compensation Committee selected the following peer group to use as a reference for fiscal 2016 compensation decisions.

FISCAL 2016 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe Systems	AMC Networks Inc.	Hasbro
Zynga	Autodesk	Discovery Communications	Mattel
	Expedia	Lions Gate Entertainment
IAC/Interactive Corp.
Intuit
LinkedIn Corporation
Priceline
Salesforce.com
Symantec
Yahoo!

In the third quarter of fiscal 2016 (November 2015), the Compensation Committee assessed this peer group for use in benchmarking fiscal 2017 compensation decisions and added eBay Inc. (“eBay”) to our peer group. We regularly compete with eBay for talent (e.g., our Executive Vice President and Chief Technology Officer Kenneth Moss joined us from eBay) and following the spin-off of the PayPal business, eBay’s revenues have become more comparable to ours. The Compensation Committee determined no other changes were needed to our peer group for fiscal 2017. Based on public filings through May 27, 2016, with respect to comparable revenues we ranked in the 42nd percentile relative to our peer group as of the most recently completed fiscal year of each respective company. As of May 27, 2016, our market capitalization ranked in the 58th percentile relative to our peer group.

Compensation Benchmarking and the Role of Consultants

In February 2016, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group and data from the Radford Global Technology Survey. The analysis included a comparison of the base salary, target cash compensation, long-term incentives and target total direct compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Compensation Committee with its findings in February 2016 to be used as a reference for making bonus decisions for fiscal 2016 and base salary and equity decisions for fiscal 2017.

Use of Percentiles

When setting the fiscal 2016 base salaries and bonus targets for our NEOs, the Compensation Committee references the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, the Compensation Committee references the 75th percentile. We believe these percentiles are appropriate to recruit and retain a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our guidelines for annual equity awards reference a higher percentile because of the important retention value of the awards. While we consider each component with respect to this data, the actual base salary, bonus, and equity compensation awarded to an NEO may be above or below these targets and is determined based on our financial performance, individual performance, market trends and other factors unique to each individual.

The Compensation Committee also considers the aggregate value of all three target total direct compensation components (i.e., base salary, bonus and annual equity awards), and references the 50th to 75th percentiles of the market for target total direct compensation. When necessary for new hires, retention, succession planning, or other factors, the Compensation Committee may approve compensation for select key executives that could result in target total direct compensation above our referenced range.

OUR NEOS’ FISCAL 2016 COMPENSATION

Our NEOs for fiscal 2016 were as follows:

•	Andrew Wilson, our Chief Executive Officer;

•	Blake Jorgensen, our Executive Vice President and Chief Financial Officer;

•	Patrick Söderlund, our Executive Vice President, EA Studios;

•	Peter Moore, our Executive Vice President and Chief Competition Officer, formerly our Chief Operating Officer; and

•	Kenneth Moss, our Executive Vice President and Chief Technology Officer.

Effective April 1, 2016, Mr. Moore transitioned from his role as Chief Operating Officer to focus exclusively on leading the Company’s Competitive Gaming Division.

Compensation Dashboard:    The Compensation Dashboard below provides a snapshot of the key elements of our fiscal 2016 and fiscal 2017 executive compensation programs and illustrates that long-term incentives constitute the overwhelming majority of our NEOs’ target total direct compensation. Approximately 50% of our NEOs’ target total direct compensation is performance-based, in the form of restricted stock units with performance-based vesting (“PRSUs”) and the annual cash bonus, thus putting at risk a significant portion of our NEOs’ target total direct compensation. Additional information about these key elements is included in the section below titled “Our Elements of Pay.”

Cash Compensation

The cash compensation of each NEO consists of a market competitive base salary and the opportunity to earn an annual cash bonus, expressed as a percentage of base salary. Base salary and bonus target percentage are set based on an assessment of various factors, including Company and individual performance, market rates for each role and internal parity.

The annual cash bonuses paid to all our NEOs are determined pursuant to the following guidelines:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Adjustment Based on Business Unit (if applicable) and Individual Performance	=	NEO Bonus Payout

Company Bonus Funding Percentage: In order to align our NEOs’ bonus payouts to the performance of the Company, each NEO’s bonus is tied to the bonus funding percentage applied to our overall Company bonus pool. In fiscal 2016, our non-GAAP net revenue of $4.57 billion was approximately 104% of our $4.40 billion target and reflected a 5.8% increase from our fiscal 2015 non-GAAP net revenue of 4.32 billion. Our non-GAAP diluted earnings per share of $3.14 for fiscal 2016 was approximately 114% of our $2.75 target and reflected a 25% increase from our fiscal 2015 non-GAAP earning per share of $2.51. As a result, in fiscal 2016, the Compensation Committee funded our overall Company bonus pool at 108.3% of aggregate employee target bonuses. In making this determination, the Compensation Committee considered the equal weighting of our non-GAAP net revenue and non-GAAP diluted earnings per share, which together accounted for 100% of the Company bonus funding percentage. Our bonus plans permit the Compensation Committee to exercise discretion to adjust the bonus funding percentage based on business performance criteria; however, the bonus funding percentage has been solely based on the Company’s financial performance for the past two fiscal years. Appendix A to this Proxy Statement provides a calculation of non-GAAP financial measures from the Company’s audited financial statements.

Business Unit and Individual Performance: The Board of Directors (in the case of Mr. Wilson) and the Compensation Committee, in consultation with Mr. Wilson and our Chief Talent Officer (in the case of all other NEOs) assessed business unit (if applicable) and individual performance as set forth below in determining the final bonus payouts.

FISCAL 2016 BASE SALARY AND CASH BONUS FOR NEOs

	Base Salary Earned in Fiscal 2016	Target Annual Bonus Award	Company Bonus Funding Percentage (108.3%)	Fiscal 2016 Cash Bonus
Mr. Wilson	$983,333	$1,475,000	$1,597,425	$2,076,653
Mr. Jorgensen	$729,167	$729,167	$789,688	$1,100,000
Mr. Söderlund(1)	$588,702	$588,702	$637,564	$1,085,526
Mr. Moore	$690,100	$686,750	$743,750	$780,000
Mr. Moss	$582,084	$436,563	$472,798	$615,000

(1)

Mr. Söderlund resides in Stockholm, Sweden and is paid in Swedish krona (“SEK”). The amounts set forth in this table (except for Mr. Söderlund’s fiscal 2016 Cash Bonus) were derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2016. The amount set forth as Mr. Söderlund’s fiscal 2016 cash bonus, which was paid on June 3, 2016, is based on the exchange rate as of May 25, 2016.

Cash bonuses represented approximately one-half of our NEOs’ target total cash compensation and the same portion of our NEOs’ realized total cash compensation for fiscal 2016, thus putting at risk a significant portion of our NEO’s cash compensation.

Mr. Wilson, Chief Executive Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2016, the Board of Directors increased Mr. Wilson’s base salary by 11% and maintained his target bonus opportunity at 150% of his base salary. Mr. Wilson’s base salary was increased as a result of his performance and the financial and operating performance of the Company during fiscal 2015 and to better align his base salary with the base salaries for CEOs in our peer group. While Mr. Wilson’s resulting base salary and target total cash compensation were below the median for CEOs in our peer group, the Board of Directors determined that Mr. Wilson’s aggregate compensation package (base, target bonus and equity award) was appropriate relative to his tenure in the role.

Cash Bonus: Mr. Wilson’s objectives that the Board of Directors considered material in making the determination of his fiscal 2016 cash bonus and the attainment of those objectives are set forth below:

Fiscal 2016 Objectives	Target	Actual(1)
Non-GAAP Financial & Digital Objectives (60% weight):
(In millions, except earnings per share and percentages)
Net Revenue	$4,400	$4,566
Gross Profit	$3,151	$3,261
Operating Expenses	$1,986	$1,961
Diluted Earnings Per Share (based on share count of 331 million shares)	$2.75	$3.08
Operating Cash Flow	$1,150	$1,223
Strategic & Operative Objectives (40% weight):
Console/PC Launches, Mobile Launches, New IP and Fiscal 2017 Readiness, Engagement and Organizational Health	N/A	N/A

(1)	Appendix A to this Proxy Statement provides a calculation of non-GAAP financial measures from the Company’s audited financial statements.

As a result of feedback from our stockholder outreach, we added a cash flow metric to the financial objectives of our NEOs’ cash bonuses, including Mr. Wilson’s. In determining Mr. Wilson’s final cash bonus payout, the Board of Directors considered the weighting and achievement of Mr. Wilson’s fiscal 2016 objectives set forth above. Factors that the Board of Directors considered in determining Mr. Wilson’s individual performance included: his leadership in the success of the Company’s fiscal 2016 game launches, including FIFA 16, Star Wars: Battlefront, and Madden NFL 16; the Company’s increase in digital revenue, including in live services such as the Ultimate Team mode in several of our EA Sports titles; the success of new products and services, including mobile offerings such as Madden NFL Mobile and subscription programs such as EA Access and Origin Access; the development of new IP; recognizing and fostering talent within the Company and Mr. Wilson’s implementation of his strategy and direction for the Company.

Mr. Jorgensen, Executive Vice President and Chief Financial Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2016, the Compensation Committee increased Mr. Jorgensen’s base salary by 5% and maintained his target bonus opportunity at 100% of his base salary. Mr. Jorgensen’s base salary was increased as a result of his performance during fiscal 2015, including his role in improving operating margins, increasing cash provided by operations and reducing the Company’s operating expenses.

Cash Bonus: To determine Mr. Jorgensen’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2016, as well as Mr. Jorgensen’s individual performance, including: his leadership of the Company’s $1 billion investment grade bond offering and new $500 million share repurchase program; continuing to improve cash provided by operations while controlling the Company’s operating expenses in the fiscal year; and communications with investors and stockholders.

Mr. Söderlund, Executive Vice President, EA Studios

Base Salary & Bonus Target: In the first quarter of fiscal 2016, the Compensation Committee increased Mr. Söderlund’s base salary by 8% and maintained his target bonus opportunity at 100% of his annual base salary. Mr. Söderlund’s base salary was increased as a result of his performance during fiscal 2015, including the success of products such as Dragon Age: Inquisition and FIFA 15.

Cash Bonus: To determine Mr. Söderlund’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2016, as well as Mr. Söderlund’s individual performance, including: his role in product quality during fiscal 2016 (including FIFA 16 and Madden NFL 16); improving player satisfaction and engagement with our products; the increase in digital revenue; the development of expansion packs and additional content for Star

Wars: Battlefront; preparing new games for launch in fiscal 2017, including Battlefield 1, Titanfall 2, and Mass Effect: Andromeda; developing new IP for both console and PC games, including Unravel; attracting and retaining talent and his overall leadership of our EA Studios organization.

Mr. Moore, Executive Vice President, former Chief Operating Officer and current Chief Competition Officer

Mr. Moore was appointed Chief Competition Officer in December 2015. Effective April 1, 2016, Mr. Moore transitioned from his role as Chief Operating Officer to focus exclusively on leading the Company’s Competitive Gaming Division.

Base Salary & Bonus Target: In the first quarter of fiscal 2016, the Compensation Committee increased Mr. Moore’s base salary by 3% and maintained his target bonus opportunity at 100% of his annual base salary. Mr. Moore’s base salary was increased as a result of his performance during fiscal 2015, including his role in increasing our segment share in North America and Europe and maintaining our leadership position on the PlayStation® 4 and Xbox One consoles.

Cash Bonus: To determine Mr. Moore’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2016, as well as Mr. Moore’s individual performance, including: his role in maintaining our leadership position on the PlayStation® 4 and Xbox One consoles; and his overall leadership of our publishing functions worldwide.

Mr. Moss, Executive Vice President and Chief Technology Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2016, the Compensation Committee increased Mr. Moss’ base salary by 7% and maintained his target bonus opportunity at 75% of his annual base salary. Mr. Moss’ base salary was increased as a result of his performance during fiscal 2015, including the successful scaling and enhancement of the technology supporting our growing digital business; and his leadership of the strategy and vision for EA’s digital platform and information technology divisions.

Cash Bonus: To determine Mr. Moss’ final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2016, as well as Mr. Moss’ individual performance, including: the successful scaling and enhancement of the technology supporting our growing digital business; his leadership of the strategy and vision for EA’s digital platform and information technology divisions; and his team’s support of the Company’s products and services, such as ensuring the launch quality and timely delivery of the Company’s fiscal 2016 games including FIFA 16, Madden NFL 16 and Star Wars: Battlefront.

Equity Compensation

Equity compensation is used as a tool to hire and retain the Company’s top talent. In fiscal 2016, the NEOs’ annual equity awards (“Annual Awards”) were targeted to be comprised of 50% RSUs with a three-year pro rata vesting schedule and 50% PRSUs with vesting tied to the Company’s relative total stockholder return (“TSR”). The number of PRSUs and RSUs awarded to each NEO was determined based upon an assessment of various individual factors, including each NEO’s role and tenure with the Company, individual performance, the value of unvested equity for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers.

The following table shows the value of the Annual Awards granted to Mr. Wilson, Mr. Jorgensen, Mr. Söderlund and Mr. Moore and Mr. Moss in fiscal 2016:

FISCAL 2016 ANNUAL AWARD VALUES

FOR NEOs

	Target PRSUs(1)	RSUs(1)	Accounting Value at Grant(2)
Mr. Wilson	$6,000,000	$6,000,000	$13,617,852
Mr. Jorgensen	$3,000,000	$3,000,000	$6,808,926
Mr. Söderlund	$4,000,000	$4,000,000	$9,078,520
Mr. Moore	$1,750,000	$1,750,000	$3,971,790
Mr. Moss	$1,750,000	$1,750,000	$3,971,790

(1)	Represents the value of the award approved by the Compensation Committee on May 19, 2015 and the Board of Directors on May 20, 2015, in the case of Mr. Wilson.
(2)	Awards granted on June 16, 2015.

Approximately 75% of the aggregate compensation of our NEOs for fiscal 2016 was provided in the form of long-term equity.

Mr. Wilson, Chief Executive Officer

In determining the size of Mr. Wilson’s Annual Award, the Board of Directors considered market data for existing CEOs, Mr. Wilson’s current unvested equity holdings and Mr. Wilson’s individual performance during fiscal 2015, including his leadership in the critical and financial success of the Company’s game launches, including FIFA 15, Madden NFL 15, and Dragon Age: Inquisition; and the Company’s increasing percentage of digital revenue as a portion of total revenue.

Mr. Jorgensen, Executive Vice President and Chief Financial Officer

In determining the size of Mr. Jorgensen’s Annual Award, the Compensation Committee considered Mr. Jorgensen’s current unvested equity holdings and Mr. Jorgensen’s individual performance during fiscal 2015, including improvements to the Company’s operating margins and cash provided by operations; his role in reducing the Company’s operating expenses; and managing communications with employees and investors.

Mr. Söderlund, Executive Vice President, EA Studios

In determining the size of Mr. Söderlund’s Annual Award, the Compensation Committee considered Mr. Söderlund’s current unvested equity holdings, internal parity and Mr. Söderlund’s individual performance during fiscal 2015, including managing the launches of our games and services on the Xbox One and the PlayStation®4; the success of products (including FIFA 15, Madden NFL 15, and Dragon Age: Inquisition); and the increase in digital revenue.

Mr. Moore, Executive Vice President, former Chief Operating Officer and current Chief Competition Officer

In determining the size of Mr. Moore’s Annual Award, the Compensation Committee considered Mr. Moore’s current unvested equity holdings and Mr. Moore’s individual performance during fiscal 2015, including achieving a leadership position on the PlayStation® 4 and Xbox One consoles; improving our digital revenue while maintaining strong revenue performance from traditional retail channels; and his role in reducing our operating expenses during the 2015 fiscal year.

Mr. Moss, Executive Vice President and Chief Technology Officer

In determining the size of Mr. Moss’ Annual Award, the Compensation Committee considered Mr. Moss’ current unvested equity holdings and Mr. Moss’ individual performance during fiscal 2015, including the successful scaling and enhancement of the technology supporting our growing digital business, his leadership of the strategy and vision for EA’s digital platform and information technology divisions.

OUR ELEMENTS OF PAY

We believe that our compensation programs reflect our three compensation principles described under “Compensation Principles — Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. The elements of our compensation programs are set forth below:

Base Salary

On an annual basis, the Compensation Committee reviews and approves any base salary adjustments considering such factors as individual performance, pay relative to market, level of responsibilities, complexity of role, and internal compensation alignment.

As part of its May 2016 compensation review, the Compensation Committee (and Board of Directors for Mr. Wilson) increased the base salaries of certain NEOs for fiscal 2017. As part of the process described above, effective June 1, 2016, the base salaries of our NEOs will be: Mr. Wilson, $1,100,000; Mr. Jorgensen, $765,000; Mr. Söderlund, $643,213(1); Mr. Moore $705,000; and Mr. Moss, $625,000.

Cash Bonus Awards

Cash bonus awards for each of our NEOs, with the exception of Mr. Söderlund, were funded under the Executive Bonus Plan. Cash bonuses payable under the Executive Bonus Plan are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Mr. Söderlund’s cash bonus award was funded under the EA Bonus Plan as he resides in Sweden, and his compensation is not subject to Section 162(m). At the beginning of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants and the Section 16 officer participants of the EA Bonus Plan, performance period, performance measures, and the formula used to determine maximum bonus funding. In fiscal 2016, all of our NEOs, with the exception of Mr. Söderlund, were selected to participate in this Executive Bonus Plan. The Compensation Committee approved Mr. Söderlund’s participation in the EA Bonus Plan. For all NEOs, including Mr. Söderlund, the Compensation Committee selected non-GAAP net income as the performance measure because the level of profitability is a key business focus in any year. The performance period was established as fiscal 2016, and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 300% of their annual base salary or (2) 0.5% of our fiscal 2016 non-GAAP net income for each NEO other than our CEO, for whom the maximum was 1% of our fiscal 2016 non-GAAP net income. For fiscal 2016, the Company reported non-GAAP net income of $1.018 billion which resulted in a maximum bonus award funding of 300% of annual base salary for each of our NEOs.(2) The Compensation Committee then exercised its discretion to reduce actual bonus awards for each individual based on the Company’s overall financial performance, the terms of the Executive Bonus Plan and EA Bonus Plan, target bonus award and individual performance against strategic and operational objectives, as discussed in “Our NEOs’ Fiscal 2016 Compensation” above.

Subject to stockholder approval of Proposal 2, the Executive Bonus Plan will be amended, effective for cash bonus awards granted to our NEOs starting in fiscal 2017. If amended, the maximum bonus amount of $5 million under the Executive Bonus Plan remains unchanged; however, the cap on participants’ bonus target will be increased from 150% to 200% of a participant’s base salary and the cap on the bonus payment will be increased from 200% to 300% of the bonus target to provide the Compensation Committee (or our Board of Directors in the case of our CEO) increased flexibility in determining Section 16 officers’ cash bonus awards. Subject to stockholder approval of Proposal 2, our Board of Directors approved an increase to Mr. Wilson’s fiscal 2017 bonus target from 150% to 175% of his base salary. If stockholders do not approve Proposal 2, Mr. Wilson’s bonus target for fiscal 2017 will remain 150% of his fiscal 2017 base salary. For more information on the proposed Executive Bonus Plan amendments, please refer to the information included under Proposal 2 beginning on page 50 of this Proxy Statement.

(1)	This amount reflects Mr. Söderlund’s base salary based on the exchange rate of SEK to the USD as of May 25, 2016.
(2)	Appendix A to this Proxy Statement provides a calculation of non-GAAP financial measures from the Company’s audited financial statements.

RSUs

Annual Award grants of RSUs to our NEOs vest annually over 35 months from the grant date in equal increments each May. For fiscal 2016, approximately 50% of the total value of our NEOs’ Annual Awards were made in the form of RSUs.

PRSUs

The Compensation Committee grants PRSUs to Senior Vice President level employees and above as part of their annual equity awards. To encourage executive retention and to encourage our executives to focus on long-term stock price performance, the PRSUs vest over a three-year period. The number of shares earned is adjusted based upon changes in our TSR relative to the TSR of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR Percentile”) measured over 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”). PRSUs generally will vest upon the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2016, half of the total value of our NEOs’ Annual Awards were made in the form of PRSUs.

The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	x	Relative NASDAQ-100 TSR Percentile Multiplier	=	Shares Earned

The Relative NASDAQ-100 TSR Percentile multiplier, which can range from 0% to 200%, is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR Percentile is at the 60th percentile (i.e., 10% higher than the median TSR of the NASDAQ-100) at the end of a Vesting Measurement Period, 100% of target shares will be earned. The percentage of shares earned will be adjusted upward by 3% or downward by 2% for each percentile above or below the 60th percentile, respectively.

The following table illustrates the percentage of shares that could be earned from our PRSUs based on the Company’s Relative NASDAQ-100 TSR Percentile.

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%

The following table illustrates the percentage of shares subject to outstanding PRSUs earned at the end of fiscal 2016:

PRSU Grant Date	June 2013	June 2014	June 2015
Measurement Period	Fiscal 14-16	Fiscal 15-17	Fiscal 16-18
90 day average stock price (at start of measurement period)	$20.35	$32.36	$61.26
Length of Vesting Measurement Period	3 Years	2 Years	1 Year
90 day average stock price (at end of measurement period)	$63.84
EA’s TSR	213.70%	97.30%	4.22%
EA’s Relative NASDAQ-100 TSR Percentile	98th	99th	73rd
Percentage of Target Shares Earned in May 2016	200%	200%	138%

The number of shares earned is capped at 200% of the target shares available for vesting at a Vesting Opportunity. For example, in fiscal 2016 our TSR for PRSUs granted in June 2013 was 213.70% and our Relative NASDAQ-100 TSR Percentile for the 36-month Vesting Opportunity of those PRSUs was in the 98th percentile. Without this cap, our NEOs would have earned 213.70% of target shares from the June 2013 PRSU grants; however after applying the cap described above, the number of shares earned from our June 2013 PRSU grant was reduced to 200% of target shares. If the Company’s TSR at any Vesting Opportunity is negative on an absolute basis, the number of shares that can be earned is capped at 100% of the target regardless of the Company’s Relative NASDAQ-100 TSR Percentile.

In addition, as an incentive to keep our executives focused on long-term TSR performance, our PRSU program provides an opportunity for our executives to earn shares at the second and third Vesting Opportunities that were not earned at the first and second Vesting Opportunities in an amount up to 100% of the target number of shares unearned from the previous Vesting Opportunities. These shares are earned in the event that Company’s Relative NASDAQ-100 TSR Percentile subsequently improves over the cumulative 24-month and/or 36-month Vesting Measurement Periods. This feature has never been applied to PRSUs granted to our NEOs, and given our Relative NASDAQ-100 TSR Percentile in fiscal 2016, this feature will not be applicable until, at the earliest, for the PRSUs vesting in fiscal 2019.

For fiscal 2016, the Compensation Committee made a change to the PRSU design to remove the maximum payout value cap of five times the stock price on the date of grant. This design feature was originally included in the program upon its inception to reduce the accounting valuation of the awards. The Compensation Committee determined that the cap was not a market standard provision for performance award programs. Further, in light of the Company’s TSR performance in recent years, the removal of the cap better aligned the interest of management with those of our stockholders.

Use of Non-GAAP Financial Measures

The Company’s management team is evaluated on the basis of non-GAAP financial measures and these measures also facilitate comparisons of the Company’s performance to prior periods. In connection with the evaluation of management, the Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus targets, such as non-GAAP net revenue, non-GAAP digital net revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP diluted shares. These non-GAAP financial measures exclude the following items (other than shares from the convertible bond hedge, which are included) as applicable, in a given reporting period: acquisition-related expenses, amortization of debt discount and loss on conversion of notes, change in deferred net revenue (online-enabled games), income tax adjustments, shares from convertible bond hedge and stock-based compensation, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense.

OTHER COMPENSATION INFORMATION

Benefits and Retirement Plans

We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and a monthly car allowance or use of a company car for employees in certain positions and locations, including in Sweden where Mr. Söderlund resides. We also offer a sabbatical program for regular full-time employees who commenced employment prior to October 7, 2009. If employees, including our NEOs, are unable to utilize their full sabbatical benefit within the eligibility period, they receive a cash payout for up to 50% of their accrued, but unused, sabbatical.

We offer retirement plans to our employees based upon their country of employment. In the United States, our employees, including our U.S.-based NEOs, are eligible to participate in a tax-qualified section 401(k) plan, with an annual Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the matching contribution is determined each year based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2016. In Sweden, where Mr. Söderlund resides, the Company contributes to supplementary ITP occupational pension plans (the “ITP Plans”) for eligible employees, which provide retirement, life insurance and disability benefits. Eligible employees above certain income thresholds also may elect to participate in an alternative ITP Plan. The ITP Plans are offered pursuant to the terms of a collective agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation.

Perquisites and Other Personal Benefits

While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Company reimbursed air and ground transportation generally is limited to business travel. During fiscal 2016, Mr. Moss spent approximately half of his time working from Company headquarters in Redwood Shores, California and the other half working from Seattle, Washington, where he resided until he relocated to California in August 2015. We reimbursed Mr. Moss for expenses associated with regular travel between his Seattle home and Company headquarters prior to relocation and such expenses were grossed-up for taxes. These expenses and the associated tax gross-up are reported in the “All Other Compensation” column of our “Fiscal 2016 Summary Compensation Table” beginning on page 38 of this Proxy Statement. We ceased to reimburse these expenses upon Mr. Moss’ relocation to California.

Relocation Assistance

We provide relocation benefits to our executive officers, including our NEOs, in order to induce job candidates to accept job offers for certain open positions that are critical to the Company’s business needs. These benefits may include household goods and car shipment, travel, temporary housing, car rental, storage, miscellaneous relocation allowance, closing costs and home sale commissions, house-hunting trips, and tax protection to offset costs incurred by our executive officers as a result of these relocations. During fiscal 2016, Mr. Moss received relocation benefits upon his relocation to California from Washington. These benefits are reported in the “All Other Compensation” column of our “Fiscal 2016 Summary Compensation Table” beginning on page 38 of this Proxy Statement.

Change of Control Arrangements and Severance

Our executive officers, including our NEOs, are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”), which is a “double-trigger” change of control plan that provides our executive officers with payments and benefits if their employment is terminated in connection with a change of control. For more information on the CoC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 44 of this Proxy Statement.

We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to all our U.S.-based employees. Under the Severance Plan, eligible employees may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change of control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CoC Plan.

Stock Ownership Holding Requirements

We maintain stock ownership holding requirements for all of our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers who are executive vice presidents and 5x base salary for our CEO. We test the stock ownership holding requirement on an annual basis and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.

As of March 31, 2016, each of our executive officers, had either met his or her then-applicable stock ownership holding requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement, which is generally 50 months from the date of hire or appointment.

Insider Trading, Anti-Hedging and Anti-Pledging Policies

We maintain an insider trading policy designed to promote compliance by all of our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any hedging transaction or short sale of our stock or trading in any derivatives of our stock; our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.

Compensation Recovery

Our equity award agreements contain a provision providing that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.

Tax Deductibility and Compensation Expense

When making compensation decisions for our NEOs, the Compensation Committee considers if the compensation arrangements would constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, the applicability of Section 162(m) is not the primary factor in determining appropriate levels or modes of compensation and the Compensation Committee may enter into compensation arrangements under which payments are not deemed “performance-based compensation” under Section 162(m).

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section of this Proxy Statement entitled “Oversight of Risk Issues” above for an additional discussion of risk considerations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that EA specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed with management the CD&A. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE MEMBERS

Jay C. Hoag (Chair)

Leonard Coleman

FISCAL 2016 SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers for fiscal 2016, fiscal 2015 and, where applicable, fiscal 2014. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

ANDREW WILSON	2016	1,019,231	—	13,617,852	(5)(6)	—	2,076,653	16,971	16,730,707
Chief Executive Officer	2015	880,769	—	6,696,870		1,999,996	2,000,000	55,255	11,632,890
	2014	674,038	—	3,896,250		8,607,400	780,474	17,219	13,975,381

BLAKE JORGENSEN	2016	756,538	—	6,808,926	(5)(7)	—	1,100,000	17,287	8,682,751
Executive Vice President,	2015	694,231	—	2,929,842		874,996	1,216,250	16,759	5,732,078
Chief Financial Officer	2014	666,154	—	9,766,750		—	840,000	16,424	11,289,328

PATRICK SÖDERLUND(8)	2016	588,702	—	9,078,520	(5)(9)	—	1,085,526	108,118	10,860,866
Executive Vice President,	2015	642,646	—	5,022,628		1,500,000	1,178,780	141,611	8,485,665
EA Studios	2014	634,518	—	3,896,250		—	725,000	95,983	5,351,751

PETER MOORE	2016	712,777	—	3,971,790	(5)(10)	—	780,000	18,332	5,482,899
Executive Vice President,	2015	666,154	—	2,511,296		750,000	1,050,000	16,718	4,994,168
Chief Competition Officer	2014	646,154	—	3,376,750		—	685,000	24,965	4,732,869

KENNETH MOSS	2016	603,731	—	3,971,790	(5)(11)	—	615,000	152,767	5,343,288
Executive Vice President,	2015	365,962	170,000	4,999,990		1,499,999	425,391	75,237	7,536,579
Chief Technology Officer

(1)

Represents the aggregate grant date fair value of RSUs and PRSUs granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown may not reflect the actual value realized by the recipient. For RSUs, grant date fair value is calculated using the closing price of our common stock on the grant date. Refer to footnote 5 below for a discussion of the fair value calculation for PRSUs. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. For additional information regarding the specific terms of the RSUs granted to our NEOs in fiscal 2016, see the “Fiscal 2016 Grants of Plan-Based Awards Table” below.

(2)

Represents the grant date fair value of stock options granted. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report.

(3)

Represents amounts awarded under the Executive Bonus Plan for fiscal 2016, 2015 and 2014, in addition to amounts awarded to Mr. Söderlund under the EA Bonus Plan in fiscal 2016. For additional information about the bonuses paid to our NEOs in fiscal 2016, see “Our NEOs’ Fiscal 2016 Compensation and “Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(4)

All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Other ($)		Tax Gross-Up ($)		Total ($)
ANDREW WILSON	2016	1,071	15,900	—		—		16,971
	2015	1,118	15,600	38,462		75		55,255
	2014	1,919	15,300	—		—		17,219

BLAKE JORGENSEN	2016	1,071	15,900	—		316	(C)	17,287
	2015	1,118	15,600	—		41		16,759
	2014	1,124	15,300	—		—		16,424

PATRICK SÖDERLUND	2016	783	55,957	51,378	(D)	—		108,118
	2015	702	68,797	62,204		9,908		141,611
	2014	791	32,142	63,050		—		95,983

PETER MOORE	2016	1,071	15,900	—		1,361	(E)	18,332
	2015	1,118	15,600	—		—		16,718
	2014	6,149	15,300	—		3,516		24,965

KENNETH MOSS	2016	1,071	15,900	98,002	(F)	37,794	(G)	152,767
	2015	839	—	37,923		36,475		75,237

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and disability programs.

(B)

Amounts shown for Messrs. Wilson, Jorgensen, Moore and Moss reflect Company-matching 401(k) contributions for fiscal years 2014, 2015 and 2016, paid during each subsequent year. The amount shown for Mr. Söderlund reflects Company contributions during fiscal 2014, 2015 and 2016 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)	Represents the aggregate value of taxes paid on behalf of Mr. Jorgensen for video game merchandise from the Company store.

(D)	Includes car payments, paid time off and expired paid time off.

(E)	Represents the aggregate value of taxes paid on behalf of Mr. Moore for costs incurred in connection with a Company sponsored team event and for video game merchandise from the Company store.

(F)

Represents amounts reimbursed to Mr. Moss or paid on his behalf in connection with commuting expenses between his home in Seattle, Washington and Company headquarters in Redwood Shores, California ($26,529), relocation assistance ($43,757) and tax advice and preparation assistance ($27,716).

(G)

Represents the aggregate value of taxes paid on behalf of Mr. Moss for video game merchandise from Company store, videogame credits, Company paid or reimbursed commuting expenses between his home in Seattle, Washington and Company headquarters in Redwood Shores, California ($32,753) and costs incurred in connection with attending the Super Bowl with business partners.

(5)

Includes the aggregate grant date fair value of PRSUs granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value that can be realized by the recipient upon vesting of awards. For PRSUs, the grant date fair value is based on the probable outcome of the performance condition on the date of grant. For additional information regarding the valuation methodology for PRSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. The PRSUs granted to our NEOs in fiscal 2016 are referred to as “Market-Based Restricted Stock Units” in Note 15. For additional information regarding the specific terms of the PRSUs granted to our NEOs in fiscal 2016, see the discussion of “PRSUs” in the “Compensation Discussion & Analysis” above and the “Fiscal 2016 Grants of Plan-Based Awards Table” below.

(6)

Represents the aggregate grant date fair value of 95,450 RSUs granted to Mr. Wilson in fiscal 2016 of $5,999,987 and the grant date fair value of the target payout of 95,450 PRSUs granted to Mr. Wilson in fiscal 2016 of $7,617,865. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $11,999,974, which is based on the maximum vesting of 190,900 PRSUs multiplied by the closing price of our common stock on the date of grant of $62.86.

(7)

Represents the aggregate grant date fair value of 47,725 RSUs granted to Mr. Jorgensen in fiscal 2016 of $2,999,994 and the grant date fair value of the target payout of 47,725 PRSUs granted to Mr. Jorgensen in fiscal 2016 of $3,808,932. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $5,999,987, which is based on the maximum vesting of 95,450 PRSUs multiplied by the closing price of our common stock on the date of grant of $62.86.

(8)

Mr. Söderlund is based in Stockholm, Sweden and was paid in Swedish krona. The cash amounts reported as salary, all other compensation and non-equity incentive plan compensation for our 2014 fiscal year were converted to U.S. dollars based on the spot exchange rate as of the end of our 2014 fiscal year. The amounts reported as salary and all other compensation for Mr. Söderlund in fiscal 2015 and fiscal 2016 were derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2015 and fiscal 2016. The amount reported as non-equity incentive plan compensation for Mr. Söderlund in fiscal 2016 is based on the Swedish krona to U.S. dollar exchange rate as of May 25, 2016.

(9)

Represents the aggregate grant date fair value of 63,633 RSUs granted to Mr. Söderlund in fiscal 2016 of $3,999,970 and the grant date fair value of the target payout of 63,633 PRSUs granted to Mr. Söderlund in fiscal 2016 of $5,078,550. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $7,999,941, which is based on the maximum vesting of 127,266 PRSUs multiplied by the closing price of our common stock on the date of grant of $62.86.

(10)

Represents the aggregate grant date fair value of 27,839 RSUs granted to Mr. Moore in fiscal 2016 of $1,749,960 and the grant date fair value of the target payout of 27,839 PRSUs granted to Mr. Moore in fiscal 2016 of $2,221,831. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,499,919, which is based on the maximum vesting of 55,678 PRSUs multiplied by the closing price of our common stock on the date of grant of $62.86.

(11)

Represents the aggregate grant date fair value of 27,839 RSUs granted to Mr. Moss in fiscal 2016 of $1,749,960 and the grant date fair value of the target payout of 27,839 PRSUs granted to Mr. Moss in fiscal 2016 of $2,221,831. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,499,919, which is based on the maximum vesting of 55,678 PRSUs multiplied by the closing price of our common stock on the date of grant of $62.86.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2016.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock Awards ($)(5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)

Andrew Wilson
Annual Bonus Opportunity	—	—	1,475,000	2,950,000	—	—	—		—
PRSUs	6/16/2015	5/19/2015	—	—	95,450	190,900	—		7,617,865
RSUs	6/16/2015	5/19/2015	—	—	—	—	95,450	(6)	5,999,987

Blake Jorgensen
Annual Bonus Opportunity	—	—	729,167	1,458,334	—	—	—		—
PRSUs	6/16/2015	5/19/2015	—	—	47,725	95,450	—		3,808,932
RSUs	6/16/2015	5/19/2015	—	—	—	—	47,725	(6)	2,999,994

Patrick Söderlund
Annual Bonus Opportunity	—	—	588,702	1,766,106	—	—	—		—
PRSUs	6/16/2015	5/19/2015	—	—	63,633	127,266	—		5,078,550
RSUs	6/16/2015	5/19/2015	—	—	—	—	63,633	(6)	3,999,970

Peter Moore
Annual Bonus Opportunity	—	—	686,750	1,373,500	—	—	—		—
PRSUs	6/16/2015	5/19/2015	—	—	27,839	55,678	—		2,221,831
RSUs	6/16/2015	5/19/2015	—	—	—	—	27,839	(6)	1,749,960

Kenneth Moss
Annual Bonus Opportunity	—	—	436,563	873,126	—	—	—		—
PRSUs	6/16/2015	5/19/2015	—	—	27,839	55,678	—		2,221,831
RSUs	6/16/2015	5/19/2015	—	—	—	—	27,839	(6)	1,749,960

(1)	Each grant was approved on the approval date indicated above by our Compensation Committee or the Board of Directors, where applicable, for grant on the specific grant date indicated above.

(2)

The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Executive Bonus Plan for all NEOs other than Mr. Söderlund who participates in the EA Bonus Plan. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made under the Executive Bonus Plan or the EA Bonus Plan, as applicable. For Mr. Söderlund, the cash bonus amounts were converted to U.S. dollars derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2016. For more information regarding the bonuses paid to our NEOs in fiscal 2016 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Our NEOs’ Fiscal 2016 Compensation” and “Our Elements of Pay” in the “Compensation Discussion and Analysis” above.

(3)

Represents awards of PRSUs granted under our EIP. The PRSUs granted to our NEOs in fiscal 2016 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. The PRSUs vest over a full three year period. The number of PRSUs that vest is adjusted based on EA’s Relative NASDAQ-100 TSR Percentile measured over 12-month, 24-month cumulative and 36-month cumulative periods. For additional information regarding the specific terms of the PRSUs granted to our NEOs in June 2015, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each PRSU automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)

Represents awards of RSUs granted under our EIP. Upon vesting, each RSU automatically converts into one share of EA common stock. RSUs are granted for no consideration and do not expire. The RSUs do not have voting rights and are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)

For grants of RSUs, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs, represents the aggregate grant date fair value of the award. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 15 “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report.

(6)	RSUs vested as to one-third of the units on May 16, 2016 and will vest as to one-third of the units on each of May 16, 2017, and May 16, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following tables show information regarding outstanding stock options, RSUs and PRSUs held by our NEOs as of the end of fiscal 2016.

All stock options, RSUs and PRSUs were granted pursuant to our EIP. The market value of the unvested RSUs and PRSUs is determined by multiplying the number of unvested RSUs by $65.92, the closing price of the Company’s common stock on April 1, 2016, the last trading day of fiscal 2016. For the PRSUs, as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of maximum performance goals, unless otherwise noted.

	Outstanding Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	580,000	420,000	(1)	26.25	10/31/2023
	6/16/2014	55,463	110,926	(2)	35.70	6/16/2024

Blake Jorgensen	6/16/2014	24,265	48,530	(3)	35.70	6/16/2024

Patrick Söderlund	6/16/2014	33,278	83,195	(4)	35.70	6/16/2024

Peter Moore	6/16/2014	20,798	41,598	(5)	35.70	6/16/2024

Kenneth Moss	7/16/2014	40,950	81,900	(6)	37.12	7/16/2024

(1)

Stock options cliff vested as to 240,000 shares on November 1, 2014 and the remaining options vest as to 20,000 of the options on the first day of each month thereafter until the option is fully vested.

(2)	Stock options vested as to 55,463 shares on May 16, 2015 and the remaining 110,926 options vest in equal installments on May 16, 2016 and on May 16, 2017.

(3)	Stock options vested as to 24,265 shares on May 16, 2015 and the remaining 48,530 options vest in approximately equal installments on May 16, 2016 and May 16, 2017.

(4)	Stock options vested as to 41,597 shares on May 16, 2015 and the remaining 83,195 options vest in equal installments on May 16, 2016 and May 16, 2017.

(5)	Stock options vested as to 20,798 shares on May 16, 2015 and the remaining 41,598 options vest in equal installments on May 16, 2016 and May 16, 2017.

(6)	Stock options vested as to 40,950 shares on July 16, 2015 and the remaining 81,900 options vest in equal installments on July 16, 2016 and July 16, 2017.

	Outstanding Stock Awards
		Time-Based Vesting Awards			Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Wilson	6/17/2013	—		—	50,000	(1)	3,296,000
	6/16/2014	—		—	74,696	(1)	4,923,960
	6/16/2015	—		—	190,900	(1)	12,584,128
	6/17/2013	25,000	(2)	1,648,000	—		—
	6/16/2014	74,696	(2)	4,923,960	—		—
	6/16/2015	95,450	(2)	6,292,064	—		—

Blake Jorgensen	6/17/2013	—		—	43,334	(1)	2,856,577
	6/16/2014	—		—	32,679	(1)	2,154,200
	6/16/2015	—		—	95,450	(1)	6,292,064
	9/17/2012	50,000	(3)	3,296,000	—		—
	6/17/2013	21,667	(2)	1,428,289	—		—
	2/18/2014	225,000	(4)	14,832,000	—		—
	6/16/2014	32,680	(2)	2,154,266	—		—
	6/16/2015	47,725	(2)	3,146,032	—		—

Patrick Söderlund	6/17/2013	—		—	50,000	(1)	3,296,000
	6/16/2014	—		—	56,022	(1)	3,692,970
	6/16/2015	—		—	127,266	(1)	8,389,375
	6/17/2013	25,000	(2)	1,648,000	—		—
	6/16/2014	56,022	(2)	3,692,970	—		—
	6/16/2015	63,633	(2)	4,194,687	—		—

Peter Moore	6/17/2013	—		—	43,334	(1)	2,856,577
	6/16/2014	—		—	28,011	(1)	1,846,485
	6/16/2015	—		—	55,678	(1)	3,670,294
	6/17/2013	21,667	(2)	1,428,289	—		—
	6/16/2014	28,011	(2)	1,846,485	—		—
	6/16/2015	27,839	(2)	1,835,147	—		—

Kenneth Moss	6/16/2015	—		—	55,678	(1)	3,670,294
	7/16/2014	53,880	(5)	3,551,770	—		—
	6/16/2015	27,839	(2)	1,835,147	—		—

(1)

For purposes of this table, represents PRSUs at the maximum achievement level of 200% of target for June 2013, June 2014 and June 2015 PRSU grants. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR Percentile. For additional information regarding the specific terms of the PRSUs granted to our NEOs, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

(2)	Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to each of the first three anniversaries of the grant date.

(3)	Represents an award of RSUs that vested or will vest as to one-fourth of the units on each of the first four anniversaries of the grant date.

(4)	RSUs that vest as to 100% of the units on February 18, 2017.

(5)	Represents an award of RSUs that vested as to 25% of the units on January 16, 2015, and as to 35% on July 16, 2015 and will vest as to 20% on each of July 16, 2016 and July 16, 2017.

FISCAL 2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise, as well as all RSUs and PRSUs vested and value realized upon vesting by our NEOs during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	—	—	449,696	28,274,636
Blake Jorgensen	—	—	147,678	9,655,504
Patrick Söderlund	78,319	3,902,893	431,021	27,100,445
Peter Moore	237,411	2,146,661	168,010	10,563,629
Kenneth Moss	—	—	47,144	3,417,940

(1)

The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2016.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the prior day’s closing price of EA common stock on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Electronic Arts Key Employee Continuity Plan

Our NEOs participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”). The CoC Plan is a “double-trigger” plan, which provides those serving as Vice Presidents and above with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the 12-month period following a change of control or their employment is terminated without “cause” during the two-month period preceding a change of control of the Company. The CoC Plan payments and benefits include a cash severance payment, continued health benefits for up to 18 months and full vesting of all outstanding and unvested equity awards (other than performance-based awards, the vesting of which is described below).

The CoC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CoC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Internal Revenue Code (“Section 280G”). However, the CoC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CoC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.

As a condition to our NEOs’ right to receive the payments and benefits provided under the CoC Plan, the NEO is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.

PRSUs

Pursuant to the terms of the PRSUs, and subject to the timely execution of a severance agreement and release, in the event of a change of control of the Company prior to the expiration of the three-year Vesting Measurement Period, the Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change of control will be applied to determine the number of shares that vest at each remaining Vesting Opportunity in the three-year Vesting Measurement Period. If the NEO is terminated without “cause” or resigns for “good reason” prior to the first anniversary of the change of control, the PRSUs will accelerate upon the date on which the NEO is terminated or resigns. If the NEO is terminated without cause in the two months preceding the change of control (and the Compensation Committee determines the termination was made in connection with the change in control), the PRSUs will accelerate upon the date on which the NEO is terminated. The reduction of the recipient’s awards in respect of Section 280G is applied in the same manner with respect to PRSUs as under the CoC Plan.

The following table sets forth potential payments under the CoC Plan and the terms of the PRSUs, as described above, to our NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change of control of the Company. For purposes of the table below, we have assumed a termination date of April 1, 2016, the last business day of fiscal 2016. The closing price of our common stock on April 1, 2016 (the last trading day of fiscal 2016) was $65.92.

Name	Cash Severance Award ($)(1)	Stock Options ($)(2)	RSUs ($)(3)	PRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	2,975,000	20,013,584	12,864,024	16,903,009	130,642	52,886,259
Blake Jorgensen	2,196,251	1,466,577	24,856,586	9,352,367	94,192	37,965,973
Patrick Söderlund	1,913,048	2,514,153	9,535,658	12,777,639	104,602	26,845,100
Peter Moore	2,065,275	1,257,092	5,109,921	7,235,631	91,346	15,759,265
Kenneth Moss	1,537,595	2,358,720	5,386,916	2,532,503	76,192	11,891,926

(1)

Represents the sum of each NEO’s annual base salary as of April 1, 2016 and target cash bonus for fiscal 2016, respectively, multiplied by 1.5 with respect to Messrs. Wilson, Jorgensen, Söderlund, Moore and Moss.

(2)	Represents unvested outstanding options that would accelerate and vest on a qualifying termination in connection with a change of control occurring as of April 1, 2016.

(3)

Represents the value of unvested RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on April 1, 2016 as calculated by multiplying the number of RSUs that would accelerate by the closing price of our common stock on April 1, 2016.

(4)

Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on April 1, 2016. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of April 1, 2016, which was in the 98th percentile with respect to PRSUs granted in June 2013, the 99th percentile with respect to PRSUs granted in June 2014 and the 73rd percentile with respect to PRSUs granted in June 2015. Based on these Relative NASDAQ-100 TSR Percentiles, the PRSUs granted to Messrs. Wilson, Jorgensen, Moore and Söderlund in June 2013 and June 2014 would accelerate and vest as to 200% of the target number of shares for each remaining vest date in the performance period, and the PRSUs granted to Messrs. Wilson, Jorgensen, Moore, Söderlund and Moss in June 2015, respectively, would each accelerate and vest as to 138% of the target number of shares for each remaining vest date in their respective performance periods.

(5)	Includes 18 months of post-termination health benefits and accrued paid time off or vacation benefits, as applicable.

EQUITY COMPENSATION PLAN INFORMATION

We have two equity incentive plans that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees or directors: the EIP and the ESPP. In addition, we assumed a plan in connection with our acquisition of VG Holding Corp. in 2008 as described in footnote (1) below.

The following table and related footnotes gives aggregate information regarding grants under all of our equity incentive plans as of the end of fiscal 2016.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)		(C)
Equity compensation plans approved by security holders	11,706,337	(2)	$35.09	(3)	20,415,658	(4)
Total	11,706,337	(5)			20,415,658

(1)

The table does not include information for an equity incentive plan we assumed in connection with our acquisition of VG Holding Corp. in 2008. As of April 2, 2016, a total of 408 shares were issuable upon exercise of outstanding options under the VG Holding Corp. 2005 Stock Incentive Plan, as amended (the “VGH Plan”) with a weighted-average exercise price of $58.14. No further grants will be made under the VGH Plan.

(2)

Includes (a) 3,278,031 shares of common stock issuable upon exercise of outstanding options under the EIP, with a weighted-average exercise price of $35.09; and (b) 8,428,306 unvested restricted stock awards outstanding under the EIP.

(3)	RSUs and PRSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)

Includes (a) 15,230,763 shares available for issuance under the EIP and (b) 5,184,895 shares available for purchase by our employees under the ESPP. Each RSU and PRSU granted reduces the number of shares available for issuance under our EIP by 1.43 shares and each stock option granted reduces the number of shares available for issuance under our EIP by 1 share.

(5)	The total number of securities to be issued upon exercise of outstanding options, warrants, and rights, including the total number of securities referenced in footnote (1), above, is 11,706,745.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of May 27, 2016, the number of shares of our common stock owned by our directors, NEOs, our current directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of May 27, 2016, there were 301,503,379 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
Vanguard Group Inc.(4)	26,549,278	—	8.81%
FMR LLC(5)	26,237,290	—	8.7%
Jay C. Hoag(6)	7,022,546	11,872	2.33%
Lawrence F. Probst III(7)	727,121	92,961	*
Andrew Wilson	272,581	750,926	*
Patrick Söderlund	170,773	41,597	*
Peter Moore	137,732	41,597	*
Blake Jorgensen	129,900	48,530	*
Jeffrey T. Huber	68,061	31,472	*
Kenneth Moss	59,825	108,840	*
Richard A. Simonson	23,240	60,041	*
Leonard S. Coleman	14,496	52,269	*
Denise F. Warren	12,595	11,872	*
Vivek Paul	1,615	48,169	*
Luis A. Ubiñas	—	53,241	*
Talbott Roche(8)	—	—	*
All executive officers and directors as a group (21) persons(9)	8,941,816	1,477,513	3.46%

*	Less than 1%

(1)

Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire.”

(2)

Includes (a) shares of common stock that may be acquired through stock option exercises within 60 days of May 27, 2016, (b) in the case of each of Messrs. Paul and Simonson, reflects 48,169 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 43,869 RSUs that have vested but have been deferred, and (d) in the case of Mr. Ubiñas, reflects 41,369 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of May 27, 2016.

(4)

As of March 31, 2016, based on information contained in a report on Form 13F-HR filed with the SEC on May 13, 2016 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.

(5)	As of March 31, 2016, based on information contained in a report on Form 13F-HR filed with the SEC on May 16, 2016 by FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)

Represents 7,022,546 shares of common stock held by entities affiliated with Technology Crossover Ventures as follows: (i) 5,540 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (ii) 5,540 shares of common stock held by TCV VI Management, L.L.C. (“TCV VI Management”), (iii) 18,343 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management,” and together with TCV Management 2004 and TCV VI Management, the “Management Companies”), (iv) 1,191,858 shares of common stock held by TCV V, L.P., (v) 1,205,562 shares of common stock held by TCV VI, L.P., (vi) 2,940,098 shares of common stock held by TCV VII, L.P., (vii) 1,526,864 shares of common stock held by TCV VII (A), L.P., (viii) 57,893 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”), (ix) 52,621 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (x) 18,227 shares held by Hamilton Investments Limited Partnership. Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of Hamilton Investments Limited Partnership, but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.

Technology Crossover Management V, L.L.C. (“TCM V”) is the general partner of TCV V, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the general partner of TCV VI, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is the general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which, in turn, is the general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Each of TCM V, TCM VI and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag is a Class A Member of each of TCM V and TCM VI and a Class A Director of Management VII as well as a limited partner of each of TCM VII and TCV Member Fund, L.P. Together with the other Class A Members or Class A Directors, as applicable, Mr. Hoag shares voting and dispositive power with respect to the TCV Funds. Mr. Hoag, TCM V, TCM VI and Management VII disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(7)

Includes 16,669 shares of common stock held directly by Mr. Probst, 58,590 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 29,295 shares are held in trust for Scott Probst; 16,669 shares of common stock held by Mr. Probst’s spouse; 468,013 shares of common stock held by the Probst Family L.P. of which Mr. Probst is a partner; and 161,611 shares of common stock held by the Lawrence & Nancy Probst Family Trust.

(8)	Ms. Roche was appointed to EA’s Board of Directors on June 6, 2016.

(9)	Includes all executive officers and directors of EA as of the date of this filing.

PROPOSALS TO BE VOTED ON

PROPOSAL 1:     ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect ten directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies, please see the sections of this Proxy Statement entitled “2016 Proxy Statement Summary and Highlights,” “Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance.”

The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Vivek Paul

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Luis A. Ubiñas

•	Denise F. Warren

•	Andrew Wilson

In addition, the Board of Directors has nominated Talbott Roche to stand for election at the Annual Meeting for the first time.

The Board of Directors recommends a vote FOR each of the nominees

Required Vote

The 2016 election of directors will be uncontested. Accordingly, EA’s Amended and Restated Bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Shares represented by your proxy will be voted by the proxy holders “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote “against” any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

PROPOSAL 2: APPROVAL OF AMENDMENTS TO OUR EXECUTIVE BONUS PLAN

The Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”) was originally approved by our stockholders on May 16, 2012. It provides certain employees of EA with incentive compensation based on the level of achievement of the financial, business and other performance criteria. The Executive Bonus Plan is intended to permit the payment of bonuses that may qualify as “performance-based compensation” under Section 162(m) of the Code. For more information regarding the Executive Bonus Plan, please refer to the summary of its material terms, as proposed to be amended, included as Appendix B of this Proxy Statement, and the full text of the Executive Bonus Plan, as proposed to be amended, filed with the SEC on June 10, 2016.

Our stockholders are requested to approve the amendments to the Executive Bonus Plan. However, if the Executive Bonus Plan amendments are not approved by stockholders, the terms of the originally approved Executive Bonus Plan will continue to apply to the fiscal 2017 bonus payments.

We are proposing an amendment to the Executive Bonus Plan that would:

•	Increase the percentage of a participant’s base salary for the bonus target cap.

The maximum bonus payment any participant may receive in any fiscal year remains unchanged at $5,000,000. Currently, the Executive Bonus Plan caps the bonus target at 150% of a participant’s base salary. The Board of Directors recommends amending the Executive Bonus Plan to increase the bonus target cap to 200% of a participant’s base salary. The amended cap will give the Compensation Committee, or our Board of Directors in the case of our CEO, more flexibility to set bonus targets to reflect the financial performance of the Company within the limit of the maximum bonus payment previously approved by the stockholders.

•	Increase the bonus payment cap.

The bonus payment made to each individual participant is currently capped at 200% of a participant’s bonus target for a fiscal year. The Board of Directors recommends amending the Executive Bonus Plan to increase the bonus payment cap to 300% of a participant’s bonus target. The amended bonus payment cap will give the Compensation Committee the necessary flexibility to reward performance for extraordinary financial results within the limit of the maximum bonus payment previously approved by the stockholders.

•	We are also proposing re-approval of the material terms of the performance goal criteria for awards granted under the Executive Bonus Plan.

The Board of Directors recommends the re-approval of the material terms of the performance goals under the Executive Bonus Plan for the purpose of preserving its ability to deduct compensation earned by participants under the Executive Bonus Plan. To enable performance-based compensation paid under the Executive Bonus Plan to constitute “qualified performance-based” compensation within the meaning of Section 162(m) of the Code, the stockholders of the Company are required to re-approve the material terms of the performance goals every five years.

The material terms of the performance goals under the Executive Bonus Plan include (i) the employees eligible to receive the performance-based compensation, (ii) the performance criteria under which the performance-based compensation will be determined, and (iii) the maximum amount of performance-based compensation that could be paid to any participant in a fiscal year. These provisions are set forth in the Executive Bonus Plan under sections 2(c),(d),(e),(k),(l),(m), 3 and 7 (the full text of the Executive Bonus Plan, as proposed to be amended, was filed with the SEC on June 10, 2016). They are also described in the material summary of the Executive Bonus Plan set forth in Appendix B of this Proxy Statement

New Plan Benefits

Awards under the Executive Bonus Plan are determined based on actual future performance. The maximum bonus payment that any participant may receive is $5,000,000 during any fiscal year. For fiscal 2016, we paid bonuses to certain of our NEOs pursuant to the terms of the Executive Bonus Plan. See “Cash Bonus Awards” in the “Compensation Discussion and Analysis” and the “Fiscal 2016 Summary Compensation” table below for a description of bonuses paid to our NEOs in fiscal 2016. In May 2016, the Compensation Committee (and our Board of Directors in the case of our CEO) approved the participants and performance goals for funding the Executive Bonus Plan for fiscal 2017, contingent upon stockholder approval of the Executive Bonus Plan amendments. If approved, the maximum bonus payment for each participating executive officer for fiscal 2017 will be the lower of: (1) 300% of their bonus target, or (2) $5,000,000. Subject to stockholder approval of this proposal, our Board of Directors also approved a fiscal 2017 bonus target for our CEO of 175% of his base salary. If this proposal, which provides for an amendment to the Executive Bonus Plan to increase the bonus target cap to 200% of a participant’s base salary, is not approved, our CEO’s fiscal 2017 bonus target will remain 150% of his base salary.

The Board of Directors recommends a vote FOR approval of the amendments to the Executive Bonus Plan and re-approval of the material terms of performance-based compensation provided for in the Executive Bonus Plan.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO OUR 2000 EQUITY INCENTIVE PLAN

Our 2000 Equity Incentive Plan, as amended (the “EIP”), was originally approved by our stockholders on March 22, 2000. The EIP provides equity incentives to eligible employees and directors to attract, retain and motivate individuals whose present and potential contributions are important to the success of EA. Since the EIP’s adoption, 138,865,000 shares of common stock have been reserved for issuance. For more information regarding the EIP, please read the summary of its material terms, as proposed to be amended, included as Appendix C of this Proxy Statement and the full text of the EIP, as proposed to be amended, filed with the SEC on June 10, 2016.

We are proposing amendments to the EIP that would:

•	Increase the number of shares authorized under the EIP by 12,900,000 shares to a total of 151,765,000 shares.

We believe that alignment of the interests of our stockholders and our employees and directors is best advanced through the issuance of equity incentives as a portion of their total compensation package. In this way, we reinforce the link between our stockholders and our employees’ and directors’ focus on personal responsibility, creativity and stockholder returns. Equity incentives such as RSUs also play an important role in our recruitment and retention strategies, as the competition for creative and technical talent and leadership in our industry and geographic area is intense.

While equity is a strategic tool for recruitment and retention, we also carefully manage RSU and PRSU issuances and strive to keep the dilutive impact of the equity incentives we offer within a reasonable range. The proposal to increase the number of shares authorized by 12,900,000 was determined based on the results of an internal calculation of the cost of the EIP.

The following table includes the fiscal 2016 equity granted under the EIP:

FISCAL 2016 EQUITY GRANTED UNDER THE EIP(1)

RSUs	PRSUs (at Maximum Vesting)		Total
3,035,201	790,060	(2)	3,825,261

(1)	The table above does not reflect 5,503 stock options, which were granted and immediately exercised by directors, who elected to receive shares-in-lieu of their cash compensation.

(2)

For PRSUs, reflects the maximum vesting of 200% of target shares that could be earned if the highest level of performance is attained. At 100% target vesting, the shares reflected in the table would decrease by 395,030. See the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

Together, the above referenced grants of RSUs and PRSUs represented awards covering approximately 1.23% of our fiscal 2016 weighted average shares of common stock outstanding of 310,024,838 (assuming maximum vesting of PRSUs) or 1.11% (assuming target vesting of PRSUs). Further, taking into consideration stock options, RSUs and PRSUs that were cancelled, forfeited or expired during fiscal 2016, these grants represent awards covering approximately 0.89% of our fiscal 2016 weighted average shares of common stock outstanding (assuming maximum vesting of PRSUs) or 0.76% (assuming target vesting of PRSUs).

As of May 27, 2016, the Company had the following equity awards outstanding under all of the Company’s equity plans (excluding the ESPP):

OUTSTANDING EQUITY AWARDS

Outstanding Stock Options	Weight Average Exercise Price of Outstanding Stock Options	Weighted Average Remaining Contractual Life of Stock Options	Granted but Unvested Shares of Restricted Stock, RSUs and PRSUs
3,164,192	$35.23	5.39	5,048,610	(1)

(1)

Includes all RSUs and PRSUs, including 635,473 PRSUs that were granted at the maximum number of shares targeted to vest; at target vesting, the shares reflected in the table would be reduced by 317,737. Excludes 181,576 RSUs awarded to directors that have vested but have been deferred and remain unreleased.

As a result, as of May 27, 2016, the number of shares of common stock remaining available for future grant under the EIP was 15,290,637 shares of common stock available for issuance as stock options or 10,692,753 shares available for issuance as RSUs or PRSUs. Going forward, we intend to continue to responsibly manage issuance of equity incentive awards under the EIP. The EIP is the Company’s only active plan with shares available for future grants.

Historically, we have made a significant portion of our equity grants in a given fiscal year in connection with our annual reviews and merit increases and we believe that an additional 12,900,000 shares is sufficient to support our equity incentive programs for approximately three years based on historical granting practices. We have not proposed a share increase for the EIP since the 2013 Annual Meeting. If this share amount is approved by the stockholders, we do not anticipate asking stockholders to approve another share increase for the EIP until the 2019 Annual Meeting.

In addition, the EIP contains several features designed to protect stockholders’ interests, including:

•	Options may not be granted at less than 100 percent of fair market value on the grant date;

•	The exercise price of outstanding options may not be reduced without stockholder approval;

•	No “evergreen” provision whereby the number of authorized shares is automatically increased on a regular basis; and

•	No loaning, or guaranteeing the loan of, funds to participants.

•

Provide that non-employee directors may not be granted equity awards in excess of $1,200,000, in aggregate, in any fiscal year of the company for (1) shares-in-lieu of cash compensation and (2) annual equity grants.

Currently there are no limits in the EIP on the number of awards or value of awards granted to non-employee directors. In order to align non-employee director grants with stockholder interests and ensure best practices, we propose amending the EIP to include a provision, which shall provide that no non-employee director may be granted in any fiscal year of the Company, awards with a grant date fair value of more than $1,200,000 whereby (1) shares-in-lieu of cash compensation may not have a grant date fair value of more than $600,000; and (2) an annual equity grant award may not have a grant date fair value of more than $600,000.

The value of historical grants made to our non-employee directors remain significantly below these thresholds but these amounts provide the Board of Directors with flexibility in the future to manage director fees or equity grants based on the needs of the Company.

•	Approvals related to the Company’s ability to deduct equity-based compensation for income tax purposes.

For the purpose of preserving the Company’s ability to deduct equity-based compensation earned by participants for income tax purposes for performance-based equity awards, certain stockholder approvals are required to be received for certain terms of the EIP.

To enable performance-based equity awards granted under the EIP to constitute “qualified performance-based” compensation within the meaning of Section 162(m) of the Code, the stockholders of the Company are required to re-approve the material terms of the performance goals every five years.

The material terms of the performance goals under the EIP include (i) the employees eligible to receive the performance-based compensation, (ii) the performance criteria under which the performance-based compensation will be determined, and (iii) the maximum amount of performance-based compensation that could be paid to any participant in a fiscal year.

In addition, we are asking stockholders to approve the maximum number of shares that may be awarded to an individual for Section 162(m) purposes. Stockholders have previously approved a maximum limit of

2,000,000 shares that may be granted in any fiscal year to a participant or 4,000,000 shares for new employees in the EIP. Stockholders are asked to confirm these maximum thresholds apply for performance-based equity awards.

The maximum share limits, eligibility provisions and performance goals, which remain unchanged from the EIP our stockholders last approved in July 2013, are set forth under sections 3, 7.3 and 24 of the EIP (the full text of the EIP, as proposed to be amended, was filed with the SEC on June 10, 2016). They are also described in the material summary of the EIP set forth in Appendix C of this Proxy Statement.

New Plan Benefits

The amount and timing of awards under the EIP are determined in the sole discretion of the Compensation Committee, as administrator, or the Board of Directors with respect to awards granted to our CEO, and cannot be determined in advance. Future awards under the EIP to directors, Section 16 Officers and other employees are discretionary, and therefore not determinable at this time.

Prior Grants to NEOs, Other Employees and Non-Employee Directors under the EIP

As of May 27, 2016, awards covering 130,193,382 shares of common stock have been granted under the EIP. The following table shows information regarding the grants of those awards among the persons and groups identified below.

Name:	Number of Shares Underlying Option, RSU and PRSU grants(1),(2)
Andrew Wilson	2,713,069
Blake Jorgensen	934,007
Patrick Söderlund	1,905,709
Peter Moore	1,751,445
Kenneth Moss	341,065
All current Section 16 Officers as a group	11,160,138
All current non-employee directors as a group	3,557,685
All other employees as a group	115,475,559

(1)

Information on the number of awards granted is presented without application of the fungible counting method that we use when counting grants against our share reserve, whereby each share subject to a grant of a stock option is counted as one share of common stock and each share subject to a grant of a full value award (including RSUs and PRSUs) is counted as 1.43 shares of common stock.

(2)	PRSUs included in this number represent the maximum number of shares that can be earned under the awards.

Registration of Shares

If this proposal is approved by our stockholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the amended EIP to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

The Board of Directors recommends a vote FOR the proposed amendments to our 2000 Equity Incentive Plan and re-approval of the material terms of performance-based compensation provided for in the EIP.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR 2000 EMPLOYEE STOCK PURCHASE PLAN

The 2000 Employee Stock Purchase Plan (the “ESPP”) was originally approved by our stockholders on July 27, 2000. The ESPP continues to provide our employees with a means of purchasing Company shares through payroll deductions. Since its adoption, 25,300,000 shares of common stock have been reserved for issuance under the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, for participants residing in the United States or working for certain designated subsidiaries. For more information regarding the ESPP, please read the summary of its material terms, as proposed to be amended included as Appendix D of this Proxy Statement, and the full text of the ESPP, as proposed to be amended, filed with the SEC on June 10, 2016.

The following table presents information since the beginning of fiscal 2014 relating to the aggregate number of shares purchased under the ESPP, as well as the number of employees who have participated in the ESPP:

	Shares Purchased Pursuant to the ESPP	No. of Employees Participating as of the Last Purchase Date in Fiscal Year
Fiscal 2014	2,203,283	3,806
Fiscal 2015	1,377,752	3,968
Fiscal 2016	939,017	4,502

As of the end of our 2016 fiscal year, 5,184,895 shares of common stock remained available for purchase under the ESPP.

We are proposing an amendment to the ESPP that would increase the number of shares authorized under the ESPP by 3,000,000 shares to a total of 28,300,000 shares.

The proposed amendment would increase the number of shares authorized under the ESPP by 3,000,000 to a total of 28,300,000, an amount that we expect will continue to permit all current and potential future employees to participate in the ESPP through fiscal 2020. Accordingly, the proposal to increase the number of shares authorized under the ESPP by 3,000,000 was determined based on the assumption that employee participation in the ESPP and the number of shares purchased will remain consistent with historical levels noted in the table above. In addition, we determined the dilutive impact to stockholders of this share request of approximately 1% of fiscal 2016 weighted average common shares outstanding was within a reasonable range given the important role of the ESPP. The ESPP encourages equity ownership among our employees, which serves to align their interests with our stockholders. We have not proposed a share increase for the ESPP since the 2013 Annual Meeting. If this share amount is approved by the stockholders, we do not anticipate asking stockholders to approve another share increase for the ESPP until the 2019 Annual Meeting.

New Plan Benefits

Because benefits under the ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the ESPP. During fiscal year 2016, two NEOs participated in the ESPP. Our directors are ineligible to participate in the ESPP.

Prior ESPP Purchases by Named Executive Officers and Other Employees

As of March 31, 2016, since the inception of the ESPP, the aggregate number of shares issued to each NEO and the various indicated groups under the ESPP are:

Name:	Number of Shares Issued Under ESPP
Andrew Wilson	100
Blake Jorgensen	—
Patrick Söderlund	2,281
Peter Moore	9,735
Kenneth Moss	1,589
All current Section 16 Officers as a group	73,355
All current non-employee directors as a group	—
All other employees	20,041,750

Registration of Shares

If this proposal is approved by our stockholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the amended ESPP to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

The Board of Directors recommends a vote FOR the proposed amendment to the ESPP.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 5: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2016. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.

We have previously submitted advisory say-on-pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years.

In response to stockholder concerns with certain of our past executive compensation programs, in connection with the say on pay vote at our 2014 Annual Meeting we engaged with stockholders representing over 53% of our outstanding shares to solicit their perspective on our executive compensation programs. The Compensation Committee considered this input, along with a variety of other factors, and adopted changes to our executive compensation program in fiscal 2015, which were implemented in fiscal 2016. We eliminated stock options, which had comprised 25% of the equity awards in fiscal 2015 and proportionally increased the percentage of performance-based equity awards by 25% to 50% in lieu of the stock options. In addition, we added a cash flow metric to the financial objectives of our NEOs’ fiscal 2016 cash bonuses. Our stockholders responded well to those changes and we received a favorable 98% of votes cast for our annual say on pay advisory proposal at our 2015 Annual Meeting. EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices.

We encourage you to read the “Compensation Discussion and Analysis” at pages 25 through 37 for additional details on our executive compensation programs and the fiscal 2016 compensation of our NEOs.

We believe our compensation programs and policies for fiscal 2016 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2016, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”

Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.

The Board of Directors recommends a vote FOR the approval of the foregoing resolution.

Advisory Vote

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Board of Directors, through the Audit Committee, has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2017. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.

Ratification of the appointment of KPMG LLP as our independent auditors is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Fees of Independent Auditors

The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2016	Year Ended March 31, 2015
Audit Fees(1)	$4,608,000	$4,698,000
Audit-Related Fees(2)	$286,000	$75,000
Tax Fees—Compliance(3)	495,000	422,000

Total All Fees	$5,389,000	$5,195,000

(1)

Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC and foreign filings, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)

Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” In fiscal 2016, these fees include services in connection with our debt offering and other regulatory filings in our international jurisdictions.

(3)	Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation.

Services Provided by the Independent Auditor

KPMG LLP audits our consolidated operations and provides statutory audits for legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.

In appointing KPMG LLP as our independent auditors for fiscal 2017, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2016, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.

We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. In addition, the Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.

At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.

Audit Partner Rotation

Our KPMG LLP lead and concurring audit partner have been working on the Company’s audit since the first quarter of fiscal 2016 and the first quarter of fiscal 2015, respectively. Each audit partner may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.

Pre-approval Procedures

The Audit Committee is required to pre-approve the engagement of, and has engaged, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services to date and approves any new services to be provided.

In determining whether to approve additional non-audit services, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP in fiscal 2016 are compatible with maintaining KPMG LLP’s independence.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2017.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

APPENDIX A

CALCULATION OF NON-GAAP FINANCIAL MEASURES

Fiscal Year Ended March 31, 2016
GAAP net revenue	$4,396
Change in deferred net revenue (online-enabled games)	170

Non-GAAP net revenue	$4,566

GAAP gross profit	$3,042
Acquisition-related expenses	47
Change in deferred net revenue (online-enabled games)	170
Stock-based compensation	2

Non-GAAP gross profit	$3,261

GAAP operating expenses	$2,144
Acquisition-related expenses	(7)
Stock-based compensation	(176)

Non-GAAP operating expenses	$1,961

GAAP net income	$1,156
Acquisition-related expenses	54
Amortization of debt discount and loss on conversion of notes	27
Change in deferred net revenue (online-enabled games)	170
Stock-based compensation	178
Income tax adjustments	(567)

Non-GAAP net income	$1,018
GAAP diluted earnings per share	$3.50
Non-GAAP diluted earnings per share	$3.14
Number of diluted shares used in computation GAAP	330
Convertible Note Hedge	(6)

Non-GAAP	324

About Non-GAAP Financial Measures

The Company’s management team is evaluated on the basis of non-GAAP financial measures and these measures also facilitate comparisons of the Company’s performance to prior periods.

The Company’s target and actual non-GAAP financial measures are calculated with reference to the same adjustments to GAAP financial measures. These adjustments to the GAAP financial measures exclude the following items (other than shares from the Convertible Bond Hedge, which are included):

•	Acquisition-related expenses

•	Amortization of debt discount and loss on conversion of notes

•	Change in deferred net revenue (online-enabled games)

•	Income tax adjustments

•	Shares from Convertible Bond Hedge

•	Stock-based compensation

We believe it is appropriate to exclude these items for the following reasons:

Acquisition-Related Expenses.    GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent

A-1

consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.

Amortization of Debt Discount and Loss on Conversion of Notes.    In July 2011, we issued $632.5 million of 0.75% convertible senior notes in a private placement offering, which mature in July 2016 (the “Convertible Notes”). As of March, 31, 2016, $163 million remained outstanding. Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we amortize as a debt discount an amount equal to the fair value of the conversion option on the Convertible Notes over their term. The debt discount is classified as interest expense. Upon settlement of our Convertible Notes, we attribute the fair value of the consideration transferred to the liability and equity components. The difference between the fair value of the consideration attributed to the liability component and the carrying value of the liability is recorded as a non-cash loss in the statement of the operations. Our management excludes the effect of the amortization of debt discount and the non-cash loss on the early conversion of debt in its non-GAAP financial measures.

Change in Deferred Net Revenue (Online-enabled Games).    The majority of our software games can be connected to the Internet whereby a consumer may be able to download unspecified content or updates on a when-and-if-available basis (“unspecified updates”) for use with the original game software. In addition, we may also offer an online matchmaking service that permits consumers to play against each other via the Internet. GAAP requires us to account for the consumer’s right to receive unspecified updates or the matchmaking service for no additional fee as a “bundled” sale, or multiple-element arrangement. We are not able to objectively determine the fair value of these unspecified updates or online service included in certain of its online-enabled games. As a result, the Company recognizes the revenue from the sale of these online-enabled games on a straight-line basis over the estimated offering period. Our management excludes the impact of the change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.

Income Tax Adjustments.    The Company uses a fixed, long-term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Accordingly, the Company applies the same tax rate to its non-GAAP financial results. During fiscal year 2017, the Company will apply a tax rate of 21 percent to its non-GAAP financial results. During fiscal year 2016, the Company applied a tax rate of 22 percent. For fiscal years 2014 and 2015, a 25 percent tax rate was applied, and through fiscal year 2013, the Company applied a 28 percent tax rate.

Shares from Convertible Bond Hedge.    The Convertible Notes were issued with an initial conversion price of approximately $31.74 per share. When the quarterly average trading price of EA’s common stock is above $31.74 per share, the potential conversion of the Convertible Notes has a dilutive impact on the Company’s earnings per share. At the time they were issued, the Company entered into convertible note hedge transactions (the “Convertible Bond Hedge”) to offset the dilutive effect of the Convertible Notes. The Company includes the anti-dilutive effect of the Convertible Bond Hedge in determining its non-GAAP dilutive shares.

Stock-Based Compensation.    When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

A-2

APPENDIX B

GENERAL DESCRIPTION OF THE EXECUTIVE BONUS PLAN

As Proposed to be Amended by the Stockholders on July 28, 2016

History

The Executive Bonus Plan was adopted by the Board of Directors on May 16, 2012 with an effective date of April 1, 2012 subject to stockholder approval, which was obtained on July 26, 2012. The following summary describes the material terms of the Executive Bonus Plan reflecting all prior amendments, as well as the amendments proposed to be adopted by the Company’s stockholders at the Annual Meeting. The following general description is qualified in its entirety by reference to the text of the Executive Bonus Plan, as proposed to be amended, as filed by the Company with the SEC on June 10, 2016. Unless otherwise indicated, capitalized terms used in this Appendix B shall have the meanings set forth in the text of the Executive Bonus Plan.

Material Terms of the Executive Bonus Plan

Purpose	The purpose of the Executive Bonus Plan is to provide eligible employees with incentive compensation based upon the level of achievement of financial, business and other performance criteria. It is intended that bonuses awarded under the Executive Bonus Plan to covered employees will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Plan Term	If the amendment is approved by stockholders, the Executive Bonus Plan will continue until the earlier of (a) a termination by the Compensation Committee; (b) the date any stockholder approval requirements for purposes of Section 162(m) of the Code cease to be met or (c) five (5) years after the date of the stockholder’s approval (July 28, 2021).

Governing Law	The Executive Bonus Plan is governed by the laws of the State of Delaware.

Administration	The Executive Bonus Plan is administered by the Compensation Committee. The Compensation Committee shall be responsible for the general administration and interpretation of the Executive Bonus Plan, including but not limited to the determination of the manner and time of payment of any bonuses, determination of the target Performance Goals, eligible employees, Performance Period, Bonus Target and applicable bonus formula. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers to one or more directors and/or officers of the Company; provided, however, that the Compensation Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Eligibility	Eligible participants in the Executive Bonus Plan are senior executives of the Company or of an affiliate who are chosen solely at the discretion of the Compensation Committee. If a change in status that results in a Participant being ineligible to participate mid-Performance Period, he or she may receive a pro-rated bonus in the sole discretion of the Compensation Committee. Approximately 12 individuals are currently eligible to participate in the Executive Bonus Plan.

Bonus	Bonus is a cash payment made pursuant to the Executive Bonus Plan with respect to a particular Performance Period. If the amendment is approved by the stockholders, a Bonus shall not be greater than an amount equal to three hundred percent (300%) of the Bonus Target.

Bonus Target	Bonus Target is the amount that may be paid if one hundred percent (100%) of all the applicable Performance Measures are achieved at target in the Performance Period. The Bonus Target shall be equal to a fixed percentage of the Participant’s base salary for such Performance Period. If the amendment is approved by the stockholders, such fixed percentage shall not exceed two hundred percent (200%) of a Participant’s base pay.

Maximum Bonus	The maximum Bonus that can be paid under the Executive Bonus Plan for Section 162(m) of the Code or any other purposes is five million dollars ($5,000,000).

Establishment of Bonuses	Prior to the Predetermination Date (generally ninety days after the start of a Performance Period), the Compensation Committee will select each Participant’s maximum award level and establish the Performance Goal or goals that must be achieved before an award actually will be paid to the Participant.

Performance Goals

The Performance Goals that may be selected by the Compensation Committee include either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, in each case as specified by the Compensation Committee: profit before tax; revenue (on an absolute basis or adjusted for currency effects); net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return; market share; return on assets or net assets; the Company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; attainment of objective operating goals and employee metrics.

The Performance Goals may be measured either on an absolute basis or relative to a pre-established target, to a previous period’s results, or to a designated comparison group and may differ for each participant. For example, the Compensation Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a Performance Period: the effects of currency fluctuations; any or all adjustments that are reflected in the calculation of non-GAAP earnings as presented in any Company press release or Form 8-K filing relating to an earnings announcement; asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; and any other extraordinary or non-operational items. Additionally, the Compensation Committee may decide to ignore the effect of mergers or acquisitions in their evaluation of Performance Goals.

Performance Period	A Performance Period shall generally be a fiscal year, but may also be any such other period of time as determined in the Compensation Committee’s sole discretion.

Certification of Performance Goals	As soon as practicable after the end of each Performance Period, the Compensation Committee will certify in writing the extent to which the pre-established Performance Goals actually were achieved and certify and approve the amount of the bonus to be paid. The Compensation Committee reserves the discretion to reduce or eliminate any actual award under the Executive Bonus Plan.

Payment of Bonuses	A Participant generally has no right to a Bonus unless he or she is actively employed on the payment date. All Bonuses will be paid as soon as practicable after the Compensation Committee has certified that the applicable Performance Goals have been achieved, determined the Bonus amounts, and authorized the payment of the corresponding Bonuses, but in no event later than 2 1/2 months after the end of the calendar year in which the applicable Performance Period ends.

Nonassignability	Rights under the Executive Bonus Plan are not assignable or transferable.

Amendment/ Termination	The Compensation Committee generally may amend, modify, suspend or terminate the Executive Bonus Plan, in whole or in part, at any time and in any respect, provided, however no such amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to any award under the Executive Bonus Plan or cause compensation that is, or may become, payable under the Executive Bonus Plan to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Bonuses granted under the Executive Bonus Plan will comply with or be exempt from the provisions of Section 409A of the Code, such that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Bonuses will be administered and interpreted in a manner consistent with this intent.

Certain U.S. Federal Income Tax Consequences

The following summarizes only the U.S. federal income tax consequences of participation in the Executive Bonus Plan based upon federal income tax laws in effect on the date of this Proxy Statement. An Executive Bonus Plan Participant will be taxed at ordinary income rates on the cash Bonus in the year in which such cash is received. Generally, and subject to the provisions of Section 162(m) of the Code, the Company will receive a federal income tax deduction corresponding to the amount of income recognized by the 162(m) Bonus Plan Participants.

ERISA

The Executive Bonus Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Proposed Amendments to the Executive Bonus Plan

At the Annual Meeting, stockholders will be asked to approve amendments to increase the bonus target cap to 200% of a Participant’s base salary and to increase the Bonus payment cap to 300% of a participant’s Bonus Target with no changes to the $5,000,000 maximum Bonus amount that can be paid under the Executive Bonus Plan.

APPENDIX C

GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

As Proposed to be Amended by the Stockholders on July 28, 2016

History

The Company’s 2000 Equity Incentive Plan (the “EIP”) was adopted by our Board of Directors on January 27, 2000 and initially approved by our stockholders on March 22, 2000. The EIP has been amended several times since it was initially adopted and was last amended by our stockholders on July 31, 2013. The following summary describes the material terms of the EIP reflecting all prior amendments, as well as the amendments proposed to be adopted by the Company’s stockholders at the Annual Meeting. The following general description is qualified in its entirety by reference to the text of the EIP, as proposed to be amended, as filed by the Company with the SEC on June 10, 2016. Unless otherwise indicated, capitalized terms used in this Appendix C shall have the meanings set forth in the text of the EIP.

Material Terms of the EIP

Purpose	The purpose of the EIP is to provide incentives to attract, retain and motivate eligible person whose present and potential contributions are important to the success of the Company and any of its Parent and Subsidiaries (as applicable) by offering them an opportunity to participate in the Company’s future performance through the grant of Awards under the EIP.

Term	Unless earlier terminated in accordance with the EIP, the EIP will continue in effect twenty (20) years from the original adoption date, or July 27, 2020.

Governing Law	The EIP and all award agreements thereunder are governed by the laws of the State of California.

Administration

The EIP is administered by the Compensation Committee or by the Board of Directors acting as the Compensation Committee. All of the members of the Compensation Committee are “non-employee” and “independent directors” under applicable federal securities laws and NASDAQ listing requirements, and “outside directors” as defined under applicable federal tax laws.

The Compensation Committee’s authority includes but is not limited to the authority to (a) construe and interpret the EIP, any award agreement or any other document executed in connection with the EIP; (b) prescribe, amend and rescind rules and regulations related to the EIP or any Award; (c) select persons eligible to receive Awards; (d) determine the form and term of Awards; (e) determine the number of shares or other consideration subject to Awards; (f) grant waivers of the EIP or Award conditions subject to the terms of the EIP; (g) determine vesting, exercisability and payment of Awards; and (h) make all other determinations necessary or advisable for the administration of the EIP.

Eligibility	ISOs may only be granted to employees. All other Awards may be granted to employees or Outside Directors. Approximately 8,500 individuals are eligible to participate in the EIP.

Awards	Awards granted under the EIP may be Options, SARs, Restricted Stock Awards, Restricted Stock Units or other forms of Awards authorized by the EIP, in the Compensation Committee’s discretion. Awards may be granted singly or in combination with other Awards.

Shares	Shares of Company common stock issuable under the EIP may come from authorized but unissued shares, treasury shares, shares purchased on the open market or any combination of the foregoing.

Share Limits	If the amendment is approved by the stockholders, the maximum number of Shares available to be granted under the EIP will be 151,765,000. Shares subject to previously granted Awards will go back into the share pool and be available for future grants if the Shares (a) cease to be subject to an Option for reasons other than exercise; (b) subject to a forfeited Award; (c) subject to an Award that otherwise terminates or settled without the issuance of shares. Shares subject to (a) net settlement of Options or SARs that are withheld and never issued; (b) Shares used to pay exercise price or taxes on Award; or (c) Shares repurchased by the Company with the proceeds of an Option exercise will not go back into the share pool.

Maximum Shares	No person is eligible to receive Awards, including Options, SARs, Restricted Stock Awards or Restricted Stock Units that constitute “performance-based compensation” under Section 162(m) of the Code, covering more than 2,000,000 Shares in any fiscal year or 4,000,000 Shares if the employee is a new hire.

Adjustment	The number of Shares issuable under the EIP, and under outstanding Options and other Awards, is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Award Types:

Options

Options granted under the EIP may be either ISOs or nonqualified Options. The exercise period of Options is determined by the Compensation Committee but, in no event, may Options be exercisable more than ten years from the date they are granted.

The Compensation Committee determines the exercise price of each Option granted under the EIP. The exercise price for each ISO and nonqualified stock Option must be no less than 100% of the fair market value of a share at the time the Option is granted.

Restricted Stock	A Restricted Stock Award is an offer by the Company to award Shares that are subject to time-based or performance-based restrictions established by the Compensation Committee. The purchase price, if any, for a Restricted Stock Award is determined by the Compensation Committee at the time of grant.

RSUs	Restricted Stock Units are unfunded, unsecured rights to receive Company shares of common stock upon the satisfaction of certain time-based or performance-based vesting criteria. Restricted Stock Units are generally granted for no consideration, however the purchase price, if any for the Restricted Stock Units will be determined by the Compensation Committee at the time of grant. Each Restricted Stock Unit represents one share of common stock. Participants have no rights to the shares underlying the Restricted Stock Units unless and until the restrictions on the Restricted Stock Units have lapsed and the Shares have been released.

SARs	The Compensation Committee may determine the terms and conditions of a SAR, however no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted and the exercise price for a SAR must be no less than 100% of the fair market value of a Share at the time the SAR is granted.

Payment for Share Purchases	Where expressly approved by the Compensation Committee and where permitted by law, payment methods for Shares underlying Awards granted under the EIP (where applicable) will be set forth in the award agreement in accordance with the EIP.

No Repricings or Exchange of Awards Without Stockholder Approval	The Compensation Committee may, at any time or from time to time, authorize the Company, with the consent of the affected EIP participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or SAR in exchange for a new Option or SAR having a lower exercise price. The Compensation Committee may also, subject to approval by the Company’s stockholders, at any time buy a previously granted Award with payment in cash, shares (including Restricted Stock Awards) or other consideration, based on such terms and conditions as the Compensation Committee and the participant may agree.

Grants to Outside Directors

Outside Directors are eligible to receive any Award granted under the EIP except for ISOs, in the sole discretion of the Board of Directors. The terms and conditions, including vesting, exercisability and settlement will be determined by the Board of Directors. In the event of our dissolution or liquidation or a “change of control” transaction, Options granted to our Outside Directors under the EIP will become 100% vested and exercisable in full.

In addition, our Outside Directors may elect to receive all or a portion of their cash compensation in Shares. Directors making this election are entitled to receive Shares having a value equal to 110% of the amount of the cash compensation foregone.

If the amendment is approved by stockholders, no Outside Director may be granted in any fiscal year of the Company awards with a grant date value of more than $1,200,000 in total whereby (1) shares-in-lieu of cash compensation may not have a grant date fair value of more than $600,000; and (2) an annual equity grant Award may not have a grant date fair value of more than $600,000.

Performance Awards	Options, SARs, Restricted Stock Awards or Restricted Stock Units may be performance-based Awards with vesting or exercisability conditioned on one or more Performance Factor may be granted under the EIP individually or in tandem with other Awards. The Awards will be subject to a specific Performance Period that may be as short as a quarter or as long as five (5) years.

162(m) Awards	The Compensation Committee will set any performance goals before the latest date permissible and pursuant to any procedures necessary or advisable to ensure qualification of the awards determined to be “performance-based compensation” within the meaning of Section 162(m) of the Code.

Performance Factors

Performance Factors are any of the following objective measures below, selected by the Compensation Committee and specified in the award agreement and applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively or in any combination on a GAAP or non-GAAP basis to be measured to the extent applicable on an absolute basis or relative to a pre-established target to determine whether the performance goals established by the Compensation Committee have been satisfied: (a) Profit before Tax; (b) Revenue (on an absolute basis or adjusted for currency effects); (c) net revenue; (d) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (e) operating income; (f) operating margin; (g) operating profit; (h) controllable operating profit, or net operating profit; (i) net profit; (j) gross margin; (k) operating expenses or operating expenses as a percentage of revenue; (l) net income; (m) diluted earnings per share; (n) total stockholder return; (o) market share; (p) return on assets or net assets; (q) the Company’s stock price; (r) growth in stockholder value relative to a pre-determined index; (s) return on equity; (t) return on invested capital; (u) cash flow (including free cash flow or operating cash flows); (v) cash conversion cycle; (w) economic value added; (x) individual confidential business objectives; (y) contract awards or backlog; (z) overhead or other expense reduction; (aa) credit rating; (bb) strategic plan development and implementation; (cc) succession plan development and implementation; (dd) improvement in workforce diversity; (ee) customer indicators; (ff) new product invention or innovation; (gg) attainment of research and development milestones; (hh) improvements in productivity; or (ii) attainment of objective operating goals and employee metrics.

In addition, the Compensation Committee may, in its sole discretion and in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Compensation Committee’s original intent regarding the Performance Factors at the time of the initial grant.

Transferability	Awards granted under the EIP are generally not transferable other than by will or the laws of decent or distribution.

Corporate Transactions	In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of its assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the EIP or provide substantially similar consideration, shares or other property as was provided to our stockholders (after taking into account the provisions of the Awards). In the event that the successor corporation does not assume, replace or substitute Awards, such Awards will accelerate and all options will become exercisable in full prior to the consummation of the transaction at the time and upon the conditions as the Compensation Committee determines. Any Awards not exercised or vested prior to the consummation of the transaction will terminate.

Amendment/ Termination of the EIP	The Board of Directors may at any time terminate or amend the EIP in any respect, including without limitation any form of award agreement, provided however, the Board of Directors will not, without stockholder approval, amend the EIP in any manner which would require such approval.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the EIP and any Awards granted under the EIP will comply with or be exempt from the provisions of Section 409A of the Code, such that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The EIP and any Awards granted under the EIP will be administered and interpreted in a manner consistent with this intent.

Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this Proxy Statement, the following are the principal U.S. federal income tax consequences to participants and to us of Options and other Awards granted under the EIP. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Options.    When a nonqualified Option is granted, there are no income tax consequences for the Participant or us. When a nonqualified Option is exercised, in general, the Participant recognizes compensation equal to the excess of the fair market value of the underlying shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the Participant for our taxable year that ends with or within the taxable year in which the Participant recognized the compensation.

When an ISO is granted, there are no income tax consequences for the Participant or us. When an ISO is exercised, the Participant does not recognize income and we do not receive a deduction. The Participant, however, must treat the excess of the fair market value of the underlying Shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant disposes of the underlying Shares after the Participant has held the Shares for at least two years after the ISO was granted and one year after the ISO was exercised, the amount the Participant receives upon the disposition over the exercise price is treated as long-term capital gain for the Participant. We are not entitled to a deduction. If the Participant makes a “disqualifying disposition” of the underlying Shares by disposing of the Shares before they have been held for at least two years after the date the ISO was granted and one year after the date the ISO was exercised, the Participant recognizes compensation income equal to the excess of (i) the fair market value of the underlying Shares on the date the ISO was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are entitled to a deduction equal to the compensation recognized by the Participant for our taxable year that ends with or within the taxable year in which the Participant recognized the compensation.

SARs.    When a SAR is granted, there are no income tax consequences for the Participant or us. When a SAR is exercised, the Participant recognizes compensation equal to the cash and/or the fair market value of the Shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the Participant.

Restricted Stock Awards and Restricted Stock Units.    Generally, when a Restricted Stock Award or a Restricted Stock Unit is granted, there are no income tax consequences for the Participant or us. Upon the payment to the Participant of Shares in respect of Restricted Stock Units or the lapse of restrictions on Restricted Stock Awards, the Participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the Participant.

Limits on Deductions.    Under Section 162(m) of the Code, compensation paid to our CEO and our four most highly paid executive officers whose compensation is required to be reported to our stockholders in a particular year is limited to $1 million per person, except that compensation that is “qualified-performance based compensation” will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation.

ERISA

The EIP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Proposed Amendments to the EIP

At the Annual Meeting, stockholders will be asked to approve an amendment to the EIP to increase the number of shares authorized under the EIP by 12,900,000 shares. Stockholders will also be asked to approve the maximum number of shares subject to Awards intended to constitute “performance-based compensation” under Section 162(m) of the Code and maximum Award limits in any fiscal year to Outside Directors.

APPENDIX D

GENERAL DESCRIPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

As Proposed to be Amended by the Stockholders on July 28, 2016

History

The 2000 Employee Stock Purchase Plan (“ESPP”) was adopted by the Board of Directors on May 25, 2000, approved by the stockholders on July 27, 2000, and was last amended by our stockholders on July 31, 2013 and our Compensation Committee on August 16, 2015. The following summary describes the material terms of the ESPP reflecting all prior amendments, as well as the amendments proposed to be adopted by the Company’s stockholders at the Annual Meeting. The following general description is qualified in its entirety by reference to the text of the ESPP, as proposed to be amended, as filed by the Company with the SEC on June 10, 2016. Unless otherwise indicated, capitalized terms used in this Appendix D shall have the meanings set forth in the text of the ESPP.

Material Terms of the ESPP

Purpose	The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its subsidiaries, and to provide an incentive for continued employment.

Plan Term	Unless earlier terminated by the Board of Directors, the ESPP will continue until the issuance of all shares reserved for issuance under the ESPP.

Governing Law	The ESPP and all subscription agreements thereunder are governed by the laws of the State of California.

Administration	The ESPP is administered by the Board of Directors or the committee appointed by the Board of Directors. The Board of Directors appointed the Compensation Committee to administer the ESPP. Subject to the provisions of the ESPP and the limitations of Section 423 of the Code, all questions of interpretation or application of the ESPP shall be determined by the Compensation Committee and its decisions shall be final and binding upon all participants. The Compensation Committee may also adopt rules or procedures relating to the operation and administration of the ESPP to accommodate the specific requirements of the law and procedures of foreign jurisdictions. The members of the Compensation Committee receive no compensation for administering the ESPP other than their compensation for being Board of Directors and Compensation Committee members.

Shares	Shares of Company common stock issuable under the ESPP may come from authorized but unissued shares, treasury shares, shares purchased on the open market or any combination of the foregoing.

Designation of Subsidiaries	The Compensation Committee shall designate from among the subsidiaries, as determined from time to time, the subsidiary or subsidiaries whose employees shall be eligible to participate in the ESPP. The Board of Directors or Compensation Committee may designate a subsidiary, or terminate the designation of a subsidiary, without the approval of the Company’s stockholders.

Eligibility

All employees of the Company or any designated subsidiary, are eligible to participate in the ESPP except the following: (i) employees who are not employed by the Company on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the ESPP, would own stock or hold options to purchase stock representing five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; (iii) employees by virtue of their participation would be participating in more than one Offering Period; and unless otherwise required by applicable law; (iv) employees who are customarily employed for less than 20 hours per week; and/or (v) employees who are customarily employed for less than five months in a calendar year. Approximately 8,500 individuals are eligible to participate in the ESPP.

Non-employee directors are not eligible to participate in the ESPP.

Share Limits	If the amendment is approved by the stockholders, the maximum number of shares available to be granted under the ESPP will be 28,300,000.

Adjustment	Subject to any necessary stockholder approval, the number of shares issuable under the ESPP is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Offering and Purchase Periods

The Offering Periods of the ESPP (the “Offering Period”) are generally twelve (12) months in duration commencing on February 16th and August 16th of each year and ending on February 15th and August 15th of the following year. The first day of each Offering Period is referred to as the “Offering Date.” Each Offering Period shall consist of two (2) six-month purchase periods (individually, a “Purchase Period”), during which payroll deductions of the participant are accumulated under the ESPP. Each such six-month Purchase Period shall commence on February 16th or August 16th of an Offering Period and shall generally end on August 15th or February 15th (each a “Purchase Date”).

The Compensation Committee shall have the power to change the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period, as the case may be, to be affected.

Participation	Employees may participate in the ESPP by entering into a subscription agreement and electing a percentage of payroll deductions to be withheld with each payroll period, which may not be less than two (2) percent nor more than ten (10) percent of the employee’s salary as defined in the ESPP. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period but may only lower the rate of payroll deductions once during the current Purchase Period.

Limitations on Shares to be Purchased	In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85 percent of the fair market value of a Company share on the Offering Date or (b) the maximum number of shares set by the Board of Directors. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

Purchase Price	The purchase price of shares that may be acquired in any Purchase Period under the ESPP is 85 percent of the lesser of (a) the fair market value of the shares on the Offering Date or (b) the fair market value of the shares on the Purchase Date. The fair market value of the common stock on a given date is the closing price of the common stock on the immediately preceding business day as quoted on the NASDAQ Global Select Market.

Purchase of Shares	On each Purchase Date, a participating employee will purchase up to the number of shares determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the ESPP by the purchase price, subject to the limitations described above.

Withdrawal	An employee may withdraw from any Offering Period at any time at least 15 days prior to the end of an Offering Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the ESPP.

Termination of Eligibility	Termination of an employee’s eligibility for any reason, including termination due to retirement or death, immediately cancels the employee’s participation in the ESPP.

Return of Payroll Deductions	In the event an employee’s interest in the ESPP is terminated by withdrawal, termination of employment or otherwise, or in the event the ESPP is terminated by the Board of Directors, the Company shall promptly deliver to the employee all payroll deductions credited to his account. No interest shall accrue on the payroll deductions of a participant in the ESPP, unless otherwise required by the laws of a local jurisdiction

Nonassignability	The option to purchase shares may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant.

Capital Changes	In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate and the Board of Directors may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

Amendment/ Termination of the ESPP	The Board of Directors may generally amend or terminate the ESPP at any time, subject to the restrictions set forth in the ESPP.

Certain U.S. Federal Income Tax Consequences

The following summarizes only the U.S. federal income tax consequences of participation under the ESPP based upon federal income tax laws in effect on the date of this Proxy Statement. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code (except to comply with applicable foreign or local law). Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Amounts deducted from a participant’s pay under the ESPP are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax, the amount of which will depend upon the participant’s holding period. If the participant disposes of his or her shares more than two years after the date of option grant and more than one year after the purchase of the shares, the lesser of (i) fifteen percent of the fair market value of the shares on the date the option was granted or (ii) the excess (or zero if there is no excess) of the sale price of the shares on the date of the disposition of the shares over the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the participant disposes of the shares before the expiration of these holding periods (a “disqualifying disposition”), the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon a disqualifying disposition of shares within two years from date of grant or within one tax year of the date of purchase, subject to the satisfaction of any tax-reporting obligations. We are required to report to the IRS income recognized by a participant as a result of Share purchases and disposition. In the future, we may be required to withhold (from a participant’s salary) the amount due as taxes on such ordinary income.

ERISA

The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Proposed Amendment of the ESPP

At the Annual Meeting, stockholders will be asked to increase by 3,000,000 the number of shares of the Company’s common stock reserved for issuance under the ESPP.

APPENDIX E

ELECTRONIC ARTS INC.

EXECUTIVE BONUS PLAN

Amended by the Board of Directors on May 19, 2016

Effective April 3, 2016

As Proposed to be Amended by the Stockholders on July 28, 2016

1.	Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.

(a)	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below; provided, however, that a Bonus shall not be greater than an amount equal to three hundred percent (300%) of the Bonus Target, and notwithstanding the foregoing, in any event the Bonus shall not exceed $5,000,000 in any Fiscal Year.

(d)	“Bonus Target” shall mean a Bonus amount that may be paid if one hundred percent (100%) of all the applicable Performance Measures are achieved at target in the Performance Period. The Bonus Target shall be equal to a fixed percentage of the Participant’s base salary for such Performance Period, and such fixed percentage shall not exceed two hundred percent (200%) of a Participant’s base pay. Such percentage shall be determined by the Committee prior to the Predetermination Date.

(e)	“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Company” means Electronic Arts Inc., a Delaware corporation.

(h)	“Committee” means the Compensation Committee of the Board, or any other subcommittee of the Board or Compensation Committee, who shall be comprised solely of “outside directors” within the meaning of Code section 162(m).

(i)	“Fiscal Year” means the 52- or 53-week period that ends on the Saturday nearest March 31.

(j)	“Participant” means any senior executive of the Company or of an Affiliate who has been selected by the Committee to participate in the Plan for a given Performance Period.

(k)	“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(l)	“Performance Measure” means any of the factors from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, in each case as specified by the Committee: profit before tax; revenue (on an absolute basis or adjusted for currency effects); net revenue; earning (which may include earnings before interest and taxes, earning before taxes and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return; market share; return on assets or net assets; the company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; attainment of objective operating goals and employee metrics.

(m)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(n)	“Plan” means this Electronic Arts Inc. Executive Bonus Plan.

(o)	“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

3.	Eligibility. Participants are eligible to participate in this Plan for a given Performance Period.

4.	Plan Administration.

(a)	The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Code Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

(b)	Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	Term. This Plan shall be effective as of April 1, 2012 and shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the stockholder meeting in fiscal 2017.

6.	Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a)	Performance Period;

(b)	Positions or names of employees who will be Participants for the Performance Period;

(c)	Targeted goals for selected Performance Measures during the Performance Period;

(d)	Bonus Target for each Participant or group of Participants; and

(e)	Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.	Determination of Amount of Bonus.

(a)	Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Electronic Arts press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

(b)	Right to Receive Payment. Each cash portion of a Bonus under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to, or form of, payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Except as may otherwise be provided for in Section 8 below, in the event a Participant terminates employment with the Company (or any Affiliate) prior to the end of a Performance Period he or she shall not be entitled to the payment of a Bonus for the applicable Performance Period.

8.	Payment of Bonuses.

(a)	Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Electronic Arts Inc. Deferred Compensation Plan or any other Company approved deferred compensation plan or arrangement.

(b)	Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the date that such Bonus is paid, subject to subsection (d), below. Additionally, the Committee may make exceptions to the foregoing active employment requirement in the case of death or disability, or in the case of a corporate change in control, in each case as determined by the Committee.

(c)	The Bonus shall be payable in cash in a single lump sum.

(d)	Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period, in its sole discretion), under this Plan; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(e)	Code Section 409A. To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and, good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9.	Amendment and Termination.

(a)	The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may any amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Code section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)	In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

10.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.	No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. The employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

12.	Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.	Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect

15.	Governing Law. This Plan shall be governed by the laws of the State of Delaware.

APPENDIX F

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

As Proposed to be Amended by the Stockholders on July, 28, 2016

1. PURPOSE.    The purpose of this Plan is to provide incentives to attract retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights. Capitalized terms not defined in the text are defined in Section 24.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available for Awards.    Subject to Sections 2.2, 2.3 and 19, the aggregate number of Shares that have been reserved pursuant to this Plan is 151,765,000 Shares. Shares that are: (a) subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (b) subject to an Award granted hereunder but are forfeited; or (c) subject to an Award that otherwise terminates or is settled without Shares being issued shall revert to and again become available for issuance under the Plan in the same amount as such Shares were counted against the number of Shares reserved pursuant to Section 2.2. The following Shares shall not again become available for issuance under the Plan: (x) Shares that are not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; (y) Shares that are used to pay the exercise price or withholding taxes related to an Award; or (z) Shares that are repurchased by the Company with the proceeds of an Option exercise. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options and Stock Appreciation Rights granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.2 Share Usage.    Shares covered by an award shall be counted as used as of the Grant Date. Any Shares that are subject to Awards of Options or SARs, granted on or after July 31, 2008, shall be counted against the aggregate number of Shares reserved as set forth in Section 2.1 as one (1) Share for every one (1) Share subject to an Award of Options or SARs. Any Shares that are subject to Awards other than Options or SARs, granted (a) on or after July 31, 2008 but prior to July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.82 Shares for every one (1) Share granted; and (b) on or after July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.43 Shares for every one (1) Share granted.

2.3 Adjustment of Shares.    In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Awards, and (c) the number of Shares associated with other outstanding Awards, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY.    ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company.

No person will be eligible to receive any Awards, including Options, SARs, Restricted Stock Awards or Restricted Stock Units constituting “performance-based compensation” under Section 162(m) covering more than 2,000,000 Shares in any fiscal year under this Plan, other than new employees of the company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the company), who are eligible to receive Awards covering up to a maximum of

4,000,000 Shares in the fiscal year in which they commence their employment. For purposes of these limits, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority.    This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)	select persons to receive Awards;

(d)	determine the form and terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability and payment of Awards;

(i)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned; and

(k)	make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion.    Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, and (ii) grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 Section 162(m).    To the extent that Awards are granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee, which may be the Committee, of two or more “outside directors” within the meaning of Section 162(m) of the Code. For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the committee, in its discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards that are intended to qualify under Section 162(m) of the Code, the committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the performance goals).

5. OPTIONS.    The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISO”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant.    Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant.    The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period; Performance Goals.

(a) Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

(b) Participant’s ability to exercise Options shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Stock Option Agreement. Options may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on an Option, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such Option. Prior to such Option becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different Performance Periods and have different performance goals and other criteria.

5.4 Exercise Price.    The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9 of this Plan.

5.5 Method of Exercise.    Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination.    Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s Options may be exercised only to the extent that such Options would have been exercisable by

Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.

5.7 Limitations on Exercise.    The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISO.    The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, (ii) any such action shall not extend the exercise period of the Option to a date later than the later of (a) the fifteenth day of the third month following the date on which the Option otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding Options without the approval of the stockholders. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification.    Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK.    A Restricted Stock Award is an offer by the Company to grant or to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the “Purchase Price”), if any, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

6.1 Form of Restricted Stock Award.    All grants or purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Purchase Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant’s execution and delivery of the Restricted Stock Purchase Agreement and full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, then the offer will terminate, unless otherwise determined by the Committee.

6.2 Purchase Price.    The Purchase Price of Shares sold pursuant to a Restricted Stock Award, if any, will be determined by the Committee on the date the Restricted Stock Award is granted. At the Committee’s discretion, consideration for the Restricted Stock Award may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price may be made in accordance with Section 9 of this Plan.

6.3 Terms of Restricted Stock Awards.    Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4 Termination During Performance Period.    If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7. RESTRICTED STOCK UNITS.    Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a share of the Company’s Common Stock. A Restricted Stock Unit does not constitute a share of, nor represent any ownership interest in, the Company. The Committee will determine the number of Restricted Stock Units granted to any eligible person; whether the Restricted Stock Units will be settled in Shares, in cash, or in a combination of the two; the price to be paid (the “Purchase Price”), if any, for any Shares issued pursuant to a Restricted Stock Unit; the restrictions to which the Restricted Stock Units will be subject, and all other terms and conditions of the Restricted Stock Units, subject to the following:

7.1 Form of Restricted Stock Unit Award.    All Restricted Stock Units granted pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock Units will be accepted by the Participant’s execution and delivery of the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, from the date the Restricted Stock Unit Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, then the offer will terminate, unless otherwise determined by the Committee.

7.2 Purchase Price.    The Purchase Price of Shares sold pursuant to a Restricted Stock Unit, if any, will be determined by the Committee on the date the Restricted Stock Unit is granted. At the Committee’s discretion, consideration for the Restricted Stock Unit may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price, if any, shall be made in accordance with Section 9 of this Plan when the Shares are issued.

7.3 Terms of Restricted Stock Units.    Restricted Stock Units shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Unit Agreement. Restricted Stock Units may vary from Participant to Participant and between groups of Participants. Prior to the grant of Restricted Stock Units, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Unit; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Restricted Stock Units that will be awarded to the Participant. Prior to the payment (whether in Shares, cash or otherwise) of any Restricted Stock Units, the Committee shall determine the extent to which such Restricted Stock Units have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Units that are subject to different Performance Periods and have different performance goals and other criteria.

7.4 Termination During Performance Period.    If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Units only to the extent earned as of the date of Termination in accordance with the Restricted Stock Unit Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7.5 Payment When Restrictions Lapse.    The cash or Shares that a Participant is entitled to receive pursuant to a Restricted Stock Unit shall be paid or issued to the Participant when all applicable restrictions and other conditions applicable to the Restricted Stock Unit have lapsed or have been satisfied, unless the Restricted Stock Unit Agreement provides for a later settlement date in compliance with Section 409A of the Code.

8. STOCK APPRECIATION RIGHTS.    The Committee may grant Stock Appreciation Rights or SARs to eligible persons and will determine the number of Shares subject to the SARs, the Exercise Price of the SARs, the period during which the SARs may be exercised, and all other terms and conditions of the SARs, subject to the following:

8.1 Form of SAR Grant.    SARs granted under this Plan will be evidenced by an Award Agreement that will expressly identify the SARs as freestanding SARs (SARs granted independent of any other Option), tandem SARs (SARs granted in connection with an Option, or any portion thereof), or any combination thereof (“SAR Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

8.2 Date of Grant.    The date of grant of a SAR will be the date on which the Committee makes the determination to grant such SAR, unless otherwise specified by the Committee. The SAR Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the SAR.

8.3 Exercise Price and Other Terms.

(a) The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted; provided, further, that the Exercise Price for freestanding SARs shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The Exercise Price for tandem SARs shall equal the Exercise Price of the related Option.

(b) Participant’s ability to exercise SARs shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual SAR Agreement. SARs may vary from Participant to Participant and between groups of Participants.

Should the Committee elect to impose restrictions on a SAR, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the SAR; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such SAR. Prior to such SAR becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to SAR that are subject to different Performance Periods and have different performance goals and other criteria.

8.4 Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. Tandem SARs may be exercised only with respect to the Shares for which the related Option is then exercisable. With respect to tandem SARs granted in connection with an Option: (a) the tandem SARs shall expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the tandem SARs shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SARs are exercised; and (c) the tandem SARs shall be exercisable only when the Fair Market Value of the Shares subject to the underlying Option exceeds the Exercise Price of the Option.

8.5 Exercise of Freestanding SARs.    Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

8.6 Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between (i) the Fair Market Value of a Share on the date of exercise (or such other date as may be determined by the Committee and set forth in the Participant’s SAR Agreement) and (ii) the Exercise Price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of the SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

8.7 Termination.    Notwithstanding the exercise periods set forth in the SAR Agreement, exercise of a SAR will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s SAR only to the extent that such SAR would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event, no later than the expiration date of the SAR.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s SAR may be exercised only to the extent that such SAR would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the expiration date of the SAR.

(c) Notwithstanding the provisions in paragraph 8.7(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the SAR shall be entitled to exercise any SAR with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which Termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.

8.8 Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding SARs and authorize the grant of new SARs, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any SAR previously granted, (ii) any such action shall not extend the exercise period of the SAR to a date later than the later of (a) the fifteenth day of the third month following the date on which the SAR otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding SARs without the approval of the stockholders.

9. PAYMENT FOR SHARE PURCHASES.    Where expressly approved for the Participant by the Committee and where permitted by law, payment for Shares purchased pursuant to this Plan may:

(a) be made in cash (by check);

(b) by cancellation of indebtedness of the Company to the Participant;

(c) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

(d) by waiver of compensation due or accrued to the Participant for services rendered;

(e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(1)	through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(2)	through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(f) by withholding from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price or Purchase Price (the Fair Market Value of the Shares to be withheld shall be determined on the date that the Award is exercised by the Participant); or

(g) by any combination of the foregoing; or

(h) such other consideration and method of payment for issuance of Shares to the extent permitted by applicable laws.

10. GRANTS TO OUTSIDE DIRECTORS.

10.1 Types of Awards and Shares.    Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 10 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

10.2 Eligibility.    Awards pursuant to this Section 10 shall be granted only to Outside Directors. An Outside Director who is appointed, elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 10.

10.3 Vesting, Exercisability and Settlement.

(a) Except as set forth below in Section 10.3(b), Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

(b) Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Outside Directors pursuant to this Section 10 will accelerate and such Awards will become exercisable (to the extent applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Awards not exercised within such three-month period shall expire.

10.4 Shares in Lieu of Cash Compensation.    Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director’s term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director. If an Outside Director so elects to receive Shares in lieu of cash, there shall be credited to such Outside Director a number of Shares equal to the amount of the cash compensation so reduced (increased by 10% as described in the preceding sentence) divided by the Fair Market Value on the day in which the compensation would have been paid in the absence of such election.

Maximum Awards.    No Outside Director may be granted, in any fiscal year of the Company, Awards with a grant date fair value of more than $1,200,000 in aggregate whereby (1) Shares in lieu of cash compensation may not have a grant date fair value in excess of $600,000; and (2) an annual equity grant Award may not have a grant date fair value in excess of $600,000. Grant date fair value is determined as of the grant date of the Award or Shares in lieu of cash compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).

11. WITHHOLDING TAXES.

11.1 Withholding Generally.    Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax and social security requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax and social security requirements.

11.2 Stock Withholding.    When, under applicable tax or social security laws, a Participant incurs tax or social security liability in connection with the exercise or vesting of any Award that is subject to tax or social security withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax or social security withholding obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

12. TRANSFERABILITY.

12.1 Except as otherwise provided in this Section 12, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

12.2 All Awards other than NQSOs and SARs.    All Awards other than NQSOs and SARs shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.

12.3 NQSOs and SARs.    Unless otherwise restricted by the Committee, a NQSO and SAR shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO or SAR by “permitted transfer;” and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in a Stock Option Agreement or SAR Agreement, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO and SAR but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

13. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

13.1 Voting and Dividends.    No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price pursuant to Section 13.2.

13.2 Restrictions on Shares.    At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of Participant’s Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price or Purchase Price, as the case may be.

14. CERTIFICATES.    All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. ESCROW; PLEDGE OF SHARES.    To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

16. EXCHANGE AND BUYOUT OF AWARDS.    The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or Stock Appreciation Right followed by its replacement with a new Option or Stock Appreciation Right having a lower Exercise Price. The Committee may, subject to approval by the Company’s stockholders, at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.    An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. NO OBLIGATION TO EMPLOY.    Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

19. CORPORATE TRANSACTIONS.

19.1 Assumption or Replacement of Awards by Successor.    In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Section 19.1, such Awards will accelerate and will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Awards are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

19.2 Other Treatment of Awards.    Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

19.3 Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Sections 409A and 424(a) of the Code). In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.

20. ADOPTION AND STOCKHOLDER APPROVAL.    This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option or SAR may be exercised prior to initial stockholder approval of this Plan; (b) no Option or SAR granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

21. TERM OF PLAN/GOVERNING LAW.    Unless terminated as provided herein, this Plan will continue in effect twenty (20) years from the date this Plan was first adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

22. AMENDMENT OR TERMINATION OF PLAN.    The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

23. NONEXCLUSIVITY OF THE PLAN.    Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24. DEFINITIONS.    As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty, other acts constituting gross misconduct, or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Electronic Arts Inc. or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or a SAR, as the case may be, may purchase the Shares issuable upon exercise of such Option or SAR.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;

(b)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(c)	if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a)	child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b)	any person (other than a tenant or employee) sharing the Participant’s household;

(c)	a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)	a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e)	any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax;

(b)	Revenue (on an absolute basis or adjusted for currency effects);

(c)	Net revenue;

(d)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(e)	Operating income;

(f)	Operating margin;

(g)	Operating profit;

(h)	Controllable operating profit, or net operating profit;

(i)	Net Profit;

(j)	Gross margin;

(k)	Operating expenses or operating expenses as a percentage of revenue;

(l)	Net income;

(m)	Earnings per share;

(n)	Total stockholder return;

(o)	Market share;

(p)	Return on assets or net assets;

(q)	The Company’s stock price

(r)	Growth in stockholder value relative to a pre-determined index;

(s)	Return on equity;

(t)	Return on invested capital;

(u)	Cash Flow (including free cash flow or operating cash flows)

(v)	Cash conversion cycle;

(w)	Economic value added;

(x)	Individual confidential business objectives;

(y)	Contract awards or backlog;

(z)	Overhead or other expense reduction;

(aa)	Credit rating;

(bb)	Strategic plan development and implementation;

(cc)	Succession plan development and implementation;

(dd)	Improvement in workforce diversity;

(ee)	Customer indicators;

(ff)	New product invention or innovation

(gg)	Attainment of research and development milestones;

(hh)	Improvements in productivity;

(ii)	Attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, which shall be no less than one calendar quarter nor more than five years (unless tied to a specific and objective milestone or event), during which time of service or performance is to be measured for Awards.

“Plan” means this EA 2000 Equity Incentive Plan, as amended from time to time.

“Restricted Stock Award” means an award of Shares that are subject to restrictions pursuant to Section 6.

“Restricted Stock Unit” means an award of the right to receive, in cash or Shares, the value of a share of the Company’s Common Stock pursuant to Section 7.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option that pursuant to Section 8 is designated as a SAR.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

APPENDIX G

ELECTRONIC ARTS INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

As Proposed to be Amended by the Stockholders on July 28, 2016

1. Establishment of Plan.    Electronic Arts Inc., (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Subsidiaries (as hereinafter defined) pursuant to this 2000 Employee Stock Purchase Plan (the “Plan”). For purposes of this Plan, “parent corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that the Plan shall feature two components: (i) an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section) for participants residing in the U.S., and (ii) an “employee stock purchase plan” that is intended to grant purchase rights under rules, procedures or sub-plans that are not intended to qualify Section 423 of the Code for participants that are not residing in the U.S. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 28,300,000 shares of Common Stock are reserved for issuance under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan.

2. Purposes.    The purpose of the Plan is to provide employees of the Company and its Subsidiaries designated by the Board of Directors as eligible to participate in the Plan with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Subsidiaries, and to provide an incentive for continued employment.

3. Administration.    This Plan may be administered by the Board or a committee appointed by the Board (the “Committee”). The Plan shall be administered by the Board or a committee appointed by the Board consisting of not less than three (3) persons (who are members of the Board), each of whom is a disinterested director. As used in this Plan, references to the “Committee” shall mean either the committee appointed by the Board to administer this Plan or the Board if no committee has been established. Subject to the provisions of the Plan and the limitations of Section 423 of the Code or any successor provision in the Code, if applicable, all questions of interpretation or application of the Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board of Directors of the Company for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. Eligibility.    Any employee of the Company or the Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following:

(a) employees who are not employed by the Company or its Subsidiaries on the fifteenth (15th) day of the month before the beginning of such Offering Period;

(b) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries; and

(c) employees who would, by virtue of their participation in such Offering Period, be participating simultaneously in more than one Offering Period under the Plan.

For employees of Subsidiaries located in the U.S., the following would not be eligible to participate in an Offering Period:

(a) employees who are customarily employed for less than 20 hours per week, and

(b) employees who are customarily employed for less than five (5) months in a calendar year.

5. Offering Dates.    The Offering Periods of the Plan (the “Offering Period”) shall be of twelve (12) months duration commencing on February 16th and August 16th of each year (or the first trading day after the 16th if the 16th is a non-trading day) and ending on February 15th and August 15th (or the last trading day prior to the 15th if the 15th is a non-trading day) of the following year, beginning with the Offering Period starting on August 16, 2016. The first day of each Offering Period is referred to as the “Offering Date”. Each Offering Period shall consist of two (2) six-month purchase periods (individually, a “Purchase Period”), during which payroll deductions of the participant are accumulated under this Plan. Each such six-month Purchase Period shall commence on February 16th or August 16th of an Offering Period and shall end on August 15th or February 15th (or the last trading day prior to the 15th if the 15th is a non-trading day), respectively (each a “Purchase Date”). The Board of Directors of the Company shall have the power to change the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period, as the case may be, to be affected.

6. Participation in the Plan.    Eligible employees may become participants in an Offering Period under the Plan on the first Offering Date after satisfying the eligibility requirements by delivering to the Company’s or Subsidiary’s (whichever employs such employee) payroll department (the “payroll department”) not later than the 1st day of the month before such Offering Date unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period a subscription agreement authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the payroll department by such date after becoming eligible to participate in such Offering Period under the Plan shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in the Plan by filing the subscription agreement with the payroll department not later than the 1st day of the month preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from the Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreements in order to continue participation in the Plan. Any participant whose option expires and who has not withdrawn from the Plan pursuant to Section 11 below will automatically be re-enrolled in the Plan and granted a new option on the Offering Date of the next Offering Period. A participant in the Plan may participate in only one Offering Period at any time.

In jurisdictions where payroll deductions are not permitted under local law, the eligible employees may participate in the Plan by making contributions in the form that is acceptable and approved by the Board or Committee.

7. Grant of Option on Enrollment.    Enrollment by an eligible employee in the Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on each Purchase Date up to that number of shares of Common Stock of the Company determined by dividing the amount accumulated in such employee’s payroll deduction account during such Purchase Period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (the “Entry Price”) or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date, provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Board pursuant to Section 10(c) below with respect to all Purchase Periods within the applicable Offering Period or Purchase Period, or (b) 200% of the number of shares determined by using 85% of the fair market value of a share of the Company’s Common Stock on the Offering Date as the denominator. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 hereof.

8. Purchase Price.    The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)	the fair market value on the Offering Date, or

(b)	the fair market value on the Purchase Date.

For purposes of the Plan, the term “fair market value” on a given date shall mean the closing bid from the previous day’s trading of a share of the Company’s Common Stock as reported on the NASDAQ National Market System.

9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the employee’s compensation in one percent (1%) increments not less than two percent (2%) nor greater than ten percent (10%). Compensation shall mean base salary, commissions, overtime, performance bonuses, discretionary bonuses, stay bonuses, referral bonuses, sabbatical cash outs, shift differentials, and such other forms of compensation as the Committee, in the exercise of its discretion under the Plan, may designate as subject to payroll deductions for purposes of the Plan. Notwithstanding the foregoing, Compensation shall not include car benefits/allowances, income derived from stock options, equity-based compensation, or payments made in connection with termination (including, but not limited to, holiday accrual cash outs, severance pay, separation pay, or ex gratia payments). Payroll deductions shall commence with the first pay period following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

(b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the payroll department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the payroll department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one change may be made effective during any Purchase Period. A participant may increase or lower the rate of payroll deductions for any subsequent Purchase Period by filing with the payroll department a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Purchase Period.

(c) Subject to the laws of the local jurisdiction, all payroll deductions made for a participant are credited to his or her account under the Plan and are deposited with the general funds of the Company; no interest accrues on the payroll deductions. Subject to the laws of the local jurisdiction, all payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d) On each Purchase Date, as long as the Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash. In the event that the Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after the Purchase Date, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option; provided that the Board may deliver certificates to a broker or brokers that hold such certificates in street name for the benefit of each such participant.

(f) During a participant’s lifetime, such participant’s option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

10. Limitations on Shares to be Purchased.

(a) No employee shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds US$25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan.

(b) No more than 200% of the number of shares determined by using 85% of the fair market value of a share of the Company’s Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

(c) No employee shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty days prior to the commencement of any Purchase Period, the Board may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount not less than fifteen (15) days prior to the commencement of the next Purchase Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Purchase Periods unless revised by the Board as set forth above.

(d) If the number of shares to be purchased on a Purchase Date by all employees participating in the Plan exceeds the number of shares then available for issuance under the Plan, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each employee affected thereby.

(e) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the Offering Period.

11. Withdrawal.

(a) Each participant may withdraw from an Offering Period under the Plan by signing and delivering to the payroll department notice on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee and his or her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in the Plan. However, if the participant is an “insider” for purposes of Rule 16(b), he or she shall not be eligible to participate in any Offering Period under the Plan which commences less than six (6) months from the date of withdrawal from the Plan.

(c) A participant may participate in the current Purchase Period under an Offering Period (the “Current Offering Period”) and enroll in the Offering Period commencing after such Purchase Period (the “New Offering Period”) by (i) withdrawing from participating in the Current Offering Period effective as of the last day of a Purchase Period within that Offering Period and (ii) enrolling in the New Offering Period. Such withdrawal and enrollment shall be effected by filing with the payroll department at least fifteen (15) days prior to the end of a Purchase Period such form or forms as are provided for such purposes.

12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death or the failure of a participant to remain an eligible employee, terminates his or her participation in the Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative. For this purpose, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company; provided that such leave is for a period of not more than ninety (90) days or re employment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions.    In the event an employee’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company shall promptly deliver to the employee all payroll deductions credited to his account. No interest shall accrue on the payroll deductions of a participant in the Plan, unless otherwise required by the laws of a local jurisdiction.

14. Capital Changes.    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned stock, including shares, which would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned stock. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the option will terminate upon the expiration of such period.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

15. Nonassignability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. Reports.    Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his account setting forth the total payroll deductions accumulated, the number of shares purchased and the per share price thereof.

17. Notice of Disposition.    Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within twelve (12) months from the Purchase Date on which such shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on certificates.

18. No Rights to Continued Employment.    Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19. Equal Rights and Privileges.    All eligible employees shall have equal rights and privileges with respect to the Plan. The Section 423 component of the Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Section 423 component of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Stockholder Approval of Amendments.    Any required approval of the stockholders of the Company for an amendment shall be solicited at or prior to the first annual meeting of stockholders held subsequent to the grant of an option under the Plan as then amended to an officer or director of the Company. If such stockholder approval is obtained at a duly held stockholders’ meeting, it must be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the company represented and voting at the meeting, or if such stockholder approval is obtained by written consent, it must be obtained by the majority of the outstanding shares of the Company; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of stockholder approval if the Board determines, in its discretion after consultation with the Company’s legal counsel, that such lesser degree of stockholder approval will comply with all applicable laws and will not adversely affect the qualification of the Section 423 component of the Plan under Section 423 of the Code or Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”).

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law.    Except as otherwise expressly required under the laws of a country, the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the state of California, United States of America. Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable for a country, such determination shall in no way affect the application of that provision in any other country, or any of the remaining provisions of the Plan.

25. Amendment or Termination of the Plan.    This Plan shall be effective on the day after the effective date of the Company’s Registration Statement filed with the Securities Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares issuable under the Plan (the “Effective Date”), subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board of Directors of the company and the Plan shall continue until the earlier to occur of termination by the

Board, or issuance of all of the shares of Common Stock reserved for issuance under the Plan,. The Board of Directors of the Company may at any time amend or terminate the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 hereof within 12 months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a) Increase the number of shares that may be issued under the Plan;

(b) Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

(c) Constitute an amendment for which stockholder approval is required in order to comply with Rule 16b-3 (or any successor rule) of the Exchange Act.

26. Rules for Foreign Jurisdictions.

(a) The Board or Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the law and procedures of foreign jurisdictions. Without limiting the generality of the foregoing, the Board or Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements.

(b) The Board or Committee may also adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations, which -sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superceded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. To extent inconsistent with the requirements of Code Section 423, such sub-plan shall be considered part of the Non-423 Plan, and options granted thereunder shall not be considered to comply with Code Section 423.

27. Designation of Subsidiaries.    The Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries whose Employees shall be eligible to participate in the Plan. The Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareowners of the Corporation.

ELECTRONIC ARTS INC.
209 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065-1175
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 27, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials and to help conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 27, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
For
Against
Abstain
1a Leonard S. Coleman
1b Jay C. Hoag
1c Jeffrey T. Huber
1d Vivek Paul
1e Lawrence F. Probst
1f Talbott Roche
1g Richard A. Simonson
1h Luis A. Ubinas
1i Denise F. Warren
1j Andrew Wilson
The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.
For
Against
Abstain
2 Approve amendments to our Executive Bonus Plan.
3 Approve amendments to our 2000 Equity Incentive Plan.
4 Approve an amendment to our 2000 Employee Stock Purchase Plan.
5 Advisory vote on the compensation of the named executive officers.
6 Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2017.
NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, AND FOR PROPOSALS 2, 3, 4, 5 AND 6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date
0000294998_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com
ELECTRONIC ARTS INC.
PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the “Company”), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on July 28, 2016, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.
THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4, 5 AND 6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.
Continued and to be signed on reverse side
0000294998_2 R1.0.1.25